UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

DIGITALTHINK, INC.

(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $.001, of DigitalThink, Inc.
(2)	Aggregate number of securities to which transaction applies:
49,844,881 shares of Common Stock and options to purchase 4,693,362 shares of Common Stock.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee of $15,900.14 is the product of (A) 0.0001267 times (B) the sum of (x) 49,844,881 shares of Common Stock multiplied by $2.40 per share and (y) 4,693,362 shares of Common Stock underlying in-the-money options multiplied by $1.25 per share (which is the difference between $2.40 and the weighted average exercise price per share). Fee calculated pursuant to
14(g) of the Exchange Act.

(4)	Proposed maximum aggregate value of transaction:
$125,494,417.
(5)	Total fee paid:
$15,900.14.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

DIGITALTHINK, INC.

601 Brannan Street
San Francisco, CA 94107

Dear Stockholder:

We invite you to attend a Special Meeting of Stockholders of DigitalThink, Inc. (“DigitalThink”) to be held at the offices of the Company, 601 Brannan Street, San Francisco, California, at 9:00 a.m., local time, on Monday, May 3, 2004 (the “Special Meeting”). Holders of record of DigitalThink common stock at the close of business on April 5, 2004 will be entitled to vote at the Special Meeting or any adjournment or postponement of that meeting.

At the Special Meeting, we will ask you to adopt and approve the merger agreement that we entered into on March 24, 2004 with Convergys Customer Management Group Inc. (“Convergys”), an Ohio corporation, and Socrates Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Convergys. Under the merger agreement, Socrates Acquisition Corp. will be merged with DigitalThink and DigitalThink will become a wholly-owned subsidiary of Convergys.

We are also asking you to expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger.

If the merger is completed, you will be entitled to receive $2.40 in cash, without interest, for each share of common stock of DigitalThink that you own and you will have no ongoing ownership interest in the continuing business of DigitalThink.

We cannot complete the merger unless all of the conditions to closing are satisfied, including the adoption and approval of the merger agreement by holders of a majority of the outstanding shares of DigitalThink common stock. Assuming the merger agreement is adopted and approved by the holders of a majority of the outstanding shares of DigitalThink common stock and the other conditions to closing are satisfied, the merger will be completed promptly following the Special Meeting.

Our Board of Directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our Board of Directors has determined that the terms of the merger agreement and the merger are advisable and are fair to and in the best interests of DigitalThink and its stockholders. In making this determination, our Board of Directors considered, among other things, the opinion of Credit Suisse First Boston LLC (“Credit Suisse First Boston”), dated as of March 24, 2004, to the effect that, as of that date and based upon and subject to the various consideration set forth in the Credit Suisse First Boston opinion, the consideration to be received in the merger by the holders of DigitalThink common stock other than directors of DigitalThink and stockholders of DigitalThink affiliated with such directors was fair, from a financial point of view, to such holders. We have attached the Credit Suisse First Boston opinion as Annex B to this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

In the material accompanying this letter, you will find a notice of the Special Meeting, a proxy statement relating to the actions to be taken by stockholders at the Special Meeting and a proxy card. The proxy statement more fully describes and includes information about the proposed merger. We encourage you to read the entire proxy statement carefully.

All of stockholders are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, however, please complete, sign, date and return your proxy card in the enclosed envelope, or vote by proxy over the telephone or on the internet as instructed below. It is important that your shares be represented and voted at the Special Meeting. If you attend the Special Meeting, you may vote in person as you wish, even though you have previously returned your proxy card.

On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR the adoption and approval of the merger agreement and the merger.

Sincerely,

Michael Pope
President and Chief Executive Officer

April [9], 2004

PRELIMINARY COPY

DIGITALTHINK, INC.

601 Brannan Street
San Francisco, CA 94107

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 3, 2004

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of DigitalThink, a Delaware corporation (“DigitalThink”), that will be held at the offices of the Company, 601 Brannan Street, San Francisco, California, at 9:00 a.m., local time, on Monday, May 3, 2004 (the “Special Meeting”), for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 24, 2004, among Convergys Customer Management Group Inc., an Ohio corporation (“Convergys”), Socrates Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Convergys (“Merger Sub”), and DigitalThink;

2.	To grant our Board of Directors (our “Board”) discretionary authority to adjourn the Special Meeting if necessary to satisfy the conditions to completing the merger as set forth in the merger agreement, including for the purpose of soliciting proxies to vote in favor of adoption and approval of the merger agreement and the transactions contemplated thereby; and

3.	To transact such other business that may properly come before the Special Meeting or any postponement or adjournment of the meeting.

Our Board has unanimously determined that the merger is in the best interests of DigitalThink and its stockholders and unanimously recommends that you vote to adopt and approve the merger agreement. Our Board also unanimously recommends that you expressly grant the authority to vote your shares to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger. Both of these items of business are described in more detail in the attached proxy statement. We are not aware of any other business to come before the Special Meeting.

Stockholders of record at the close of business on April 5, 2004 are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the Special Meeting in person. Adoption and approval of the merger agreement will require the affirmative vote of the holders of a majority of outstanding DigitalThink common stock. Approval of the Board’s discretionary authority to adjourn the Special Meeting will require the affirmative vote of the holders of the majority of shares present and entitled to vote at the Special Meeting.

Your vote is important. Even if you plan to attend the Special Meeting in person, we request that you complete, sign, date and return the enclosed proxy card (or vote over the Internet or telephone, as described below) to ensure that your shares will be represented at the Special Meeting.

If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption and approval of the merger agreement. If you fail to return your proxy card, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will effectively be counted as a vote against adoption and approval of the merger agreement. If you do attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

By Order of the Board of Directors

Michael Pope
President and Chief Executive Officer

San Francisco, California

April [9], 2004

The proxy statement is dated April [9], 2004, and is first being mailed to stockholders of DigitalThink on or about April [13], 2004.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in the proxy statement or determined if the proxy statement is adequate or accurate. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire proxy statement and the documents to which we refer. See “Where You Can Find More Information” (page 35). We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

DigitalThink, Inc. (page 6). DigitalThink is the leading provider of custom e-learning solutions to Fortune 1000 companies.

The Merger (page 10). Under the merger agreement, if the transaction is approved by DigitalThink’s stockholders and the closing occurs, a wholly-owned subsidiary of Convergys will merge into DigitalThink. After the merger, Convergys will own all of the outstanding stock of DigitalThink, and shares of DigitalThink common stock (other than dissenting shares) will be converted into the right to receive $2.40 per share in cash, subject to any applicable withholdings.

Treatment of Stock Options (page 22). Our Board has approved the acceleration of vesting of all outstanding options to purchase DigitalThink, such acceleration to occur immediately prior to and contingent upon the merger, thus permitting all options to be exercised in full immediately prior to the merger. Holders of any options that are not exercised prior to the merger will be entitled to receive, for each stock option, an amount in cash equal to the excess of $2.40 over the exercise price of such stock option, multiplied by the number of shares subject to such stock option, less any required deductions or withholdings.

Market Price (page 33). Our common stock is listed on the Nasdaq National Market under the ticker symbol “DTHK.” On March 24, 2004, the last full trading day prior to the public announcement of the proposed merger, DigitalThink common stock closed at $1.84 per share. On                     , 2004, the last full trading day prior to the date of this proxy statement, DigitalThink common stock closed at $           per share. Our stock price can fluctuate widely even over short periods of time. It is impossible to predict the actual price of our stock immediately prior to the effective time of the merger.

Reasons for the Merger (page 11). In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our Board considered a number of factors in its deliberations. Those factors are described in this proxy statement in the section entitled “The Merger — Reasons for the Merger.”

Opinion of Financial Advisor (page 14). On March 24, 2004, Credit Suisse First Boston delivered its written opinion to our Board. Credit Suisse First Boston’s opinion stated that, as of that date and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the consideration to be received in the merger by the holders of DigitalThink common stock other than directors of DigitalThink and stockholders of DigitalThink affiliated with such directors was fair, from a financial point of view, to such holders. We have attached a copy of the Credit Suisse First Boston opinion as Annex B to this Proxy Statement. We urge you to read the opinion carefully and in its entirety. Credit Suisse First Boston’s opinion is directed to the DigitalThink board of directors and does not constitute a recommendation as to how you should vote or act with respect to the merger.

Recommendation to DigitalThink Stockholders (page 14). Our Board believes that the merger is advisable to you and in your best interests. Our Board recommends that you vote “FOR” adoption of the merger agreement and “FOR” the grant of discretionary authority to our Board to adjourn the Special Meeting.

Interests of Our Directors and Officers in the Merger (page 19). You should also be aware that a number of our officers and directors have interests in the merger that may differ from those of other DigitalThink stockholders, including with respect to severance, employment and consulting arrangements, continuation of certain indemnification and insurance arrangements and acceleration of stock options.

Appraisal Rights (page 20). If you do not wish to accept $2.40 per share cash consideration in the merger, you have the right under Delaware law to have your shares appraised by the Delaware Chancery Court. This “right of appraisal” is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights, among other things, (1) you must NOT vote in favor of the merger agreement and (2) you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the merger agreement. The fair value of your shares of DigitalThink common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. Merely voting against the merger agreement will not preserve your right of appraisal under Delaware law. Annex C to this proxy statement contains a copy of the Delaware statute relating to stockholders’ right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your appraisal rights.

Material United States Federal Income Tax Consequences (page 23). The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you

Regulatory Matters (page 23). The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended. Both Convergys and DigitalThink have filed the required notification and report forms under the HSR Act.

The Special Meeting of DigitalThink Stockholders (page 7).

Time, Date and Place. The Special Meeting will be held to consider and vote upon the proposal to adopt the merger agreement at the Company’s offices, 601 Brannan Street, San Francisco, California, at 9:00 a.m., local time, on Monday, May 3, 2004.

Record Date and Voting Power. You are entitled to vote at the Special Meeting if you owned shares of DigitalThink common stock at the close of business on April 5, 2004, the record date for the Special Meeting. You will have one vote at the Special Meeting for each share of DigitalThink common stock you owned at the close of business on the record date. There are                      shares of DigitalThink common stock entitled to be voted at the Special Meeting.

Procedure for Voting. To vote, you can either (1) complete, sign, date and return the enclosed proxy card, (2) vote via the Internet or telephone (as described below) or (3) attend the Special Meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker. Your broker will not vote your shares without instruction from you. Remember, if you fail to instruct your broker to vote your shares, it has a same effect as a vote “against” adoption of the merger agreement.

Required Vote. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of DigitalThink common stock at the close of business on the record date. The proposal to grant to our Board the discretionary authority to adjourn the Special Meeting, if necessary, to satisfy the conditions to completing the merger, including for the purpose of soliciting proxies to vote in favor of adoption of the merger agreement, requires the approval of a majority of the shares of DigitalThink common stock present, in person or by proxy, and entitled to vote at the Special Meeting.

Share Ownership of Directors and Executive Officers. Our directors and their affiliates and two of our executive officers, Michael Pope and Umberto Milletti, who collectively hold 10,698,939 shares of common stock, or approximately 21% of our outstanding stock as of the record date, have executed a voting agreement pursuant to which they are obligated to vote in favor of the merger.

The Merger Agreement (page 25).

Limitation on Considering Other Takeover Proposals. We have agreed not to solicit, initiate or knowingly facilitate or encourage a business combination or other similar transaction with another party while the merger is pending, and not to enter into discussions or negotiations with another party regarding a business combination or similar transaction while the merger is pending, unless the other party has made an unsolicited proposal to our board, in which case we may consider the proposal subject to certain notice requirements set forth in the merger agreement.

Conditions to the Merger. The obligations of both Convergys and DigitalThink to complete the merger are subject to the satisfaction of certain conditions.

Termination of the Merger Agreement. Convergys and DigitalThink can terminate the merger agreement under certain circumstances.

Termination Fee. The merger agreement requires us to pay Convergys a termination fee in the amount of $3,600,000 if the merger agreement is terminated under certain circumstances.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to DigitalThink as a result of the merger?

A:	If the merger is completed, we will become a wholly-owned subsidiary of Convergys.

Q:	What will happen to my shares of DigitalThink common stock after the merger?

A:	Upon completion of the merger, each outstanding share of DigitalThink common stock (other than dissenting shares) will automatically be canceled and will be converted into the right to receive $2.40 in cash, without interest, subject to any applicable withholdings.

Q:	Will I own any shares of DigitalThink common stock or Convergys common stock after the merger?

A:	No. You will be paid cash for your shares of DigitalThink common stock. Our stockholders will not have the option to receive Convergys common stock in exchange for their shares instead of cash.

Q:	What happens to options to purchase DigitalThink common stock in the merger?

A:	Holders of DigitalThink stock options that have not been exercised prior to the closing will be entitled to receive a cash payment equal to the excess, if any, of $2.40 over the exercise price of such option multiplied by the number of shares of common stock subject to such option, whether or not then vested or exercisable. Convergys will not assume any DigitalThink stock options as a result of the merger.

Q:	Will the merger be taxable to me for U.S. federal income tax purposes?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between $2.40 per share and your adjusted tax basis in that share. This gain or loss will be long term capital gain or loss if you have held your DigitalThink shares more than one year at the effective time of the merger. You should read “The Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 23 for a more complete discussion of the federal income tax consequences of the merger.

Q:	Does our board of directors recommend the adoption of the merger agreement?

A:	Yes. Our Board unanimously recommends that our stockholders adopt the merger agreement. Our Board considered many factors in deciding to recommend the adoption of the merger agreement. These factors are described below in this proxy statement.

Q:	What vote of the stockholders is required to adopt the merger agreement?

A:	To adopt the merger agreement, stockholders of record as of April 5, 2004 holding a majority of the outstanding shares of DigitalThink common stock must vote “for” the adoption of the merger agreement. There are shares of DigitalThink common stock entitled to be voted at the Special Meeting.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, if you do not vote in favor of adopting the merger agreement, you have the right to seek appraisal of the fair value of your shares as determined by the Delaware Court of Chancery if the merger is completed, but only if you submit a written demand for an appraisal before the vote on the merger agreement and comply with the Delaware law procedures explained in this proxy statement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Then just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting. Alternatively, you can vote via the Internet or telephone as described below.

Q:	What happens if I do not return a proxy card or vote via Internet or telephone?

A:	The failure to return your proxy card or to vote via the Internet or telephone will have the same effect as voting against the merger.

Q:	May I vote in person?

A:	Yes. You may vote in person at the meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card or vote via the Internet or telephone to ensure that your shares are voted. You may also vote in person at the Special Meeting if your shares are held in “street name,” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the Special Meeting. You may also be asked to present photo identification for admittance.

Q:	May I vote via the Internet or telephone?

A:	Yes. Procedures for voting via the Internet or telephone are included below.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the Special Meeting. You can do this in one of three ways. First, you can send a written, dated notice to our corporate secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of DigitalThink common stock for the merger consideration of $2.40 in cash, without interest, for each share of DigitalThink common stock.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must obtain applicable regulatory approvals and satisfy all other closing conditions. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, the date by which they will be satisfied.

Q:	When will I receive the cash consideration for my shares of DigitalThink common stock?

A:	After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly return and complete the required documentation with your shares, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact us or [Proxy Solicitor], our proxy solicitor, as follows:

DigitalThink, Inc. Investor Relations 601 Brannan Street San Francisco, CA 94107 Telephone: (415) 625-4000	[Proxy Solicitor] [Address] Telephone:

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement relating to the closing of the merger and other future events are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including risks relating to receiving the approval of a majority of our outstanding shares, receiving required regulatory approvals, satisfying other conditions to the closing of the merger, employee retention and other matters.

For a detailed discussion of these and other risk factors, please refer to our filings with the Securities and Exchange Commission (“SEC”) on Forms 10-K, 10-Q and 8-K. You can obtain copies of our Forms 10-K, 10-Q and 8-K and other filings for free at the Investor Relations section of our website at www.digitalthink.com, at the SEC website at www.sec.gov or from commercial document retrieval services.

THE COMPANIES

DigitalThink, Inc.

We are the leading provider of custom e-learning solutions to Fortune 1000 companies. Our solutions are designed to address the strategic business objections of our customers by helping them to improve work force development, sales force effectiveness and customer acquisition and retention. DigitalThink’s common stock is quoted on the Nasdaq National Market under the symbol “DTHK.” We are incorporated under the laws of the State of Delaware. Our executive offices are located at 601 Brannan Street, San Francisco, California 94107. Our telephone number is (415) 625-4000. Our website is www.digitalthink.com.

Convergys Corporation and Convergys Customer Management Group Inc.

The entity that would be acquiring us in the merger, Convergys Customer Management Group Inc., is a wholly-owned subsidiary of Convergys Corporation. Convergys Corporation is the global leader in integrated billing, employee care and customer care services provided through outsourcing or licensing. Convergys Corporation’s common stock is traded on the New York Stock Exchange under the symbol “CVG.” Convergys Corporation is incorporated under the laws of the State of Ohio.

Convergys Customer Management Group Inc. (which we refer to as “Convergys” in this proxy statement) owns and operates the employee care and customer care service divisions of Convergys Corporation. Convergys is incorporated under the laws of the State of Ohio.

The principal executive offices for Convergys Corporation and Convergys are located at 201 East Fourth Street, Cincinnati, Ohio 45202, and their telephone number is (513) 723-7000. The website for Convergys Corporation and all of its subsidiaries is www.convergys.com.

Socrates Acquisition Corp.

Socrates Acquisition Corp. is a wholly-owned subsidiary of Convergys and has not engaged in any business activity other than in connection with the merger and the related transactions.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our Board for use at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at the offices of the Company, 601 Brannan Street, San Francisco, California, at 9:00 a.m., local time, on Monday, May 3, 2004.

Purpose of the Special Meeting

You will be asked at the Special Meeting to adopt and approve the merger agreement. Our Board has unanimously (i) determined that the merger is fair to, and in the best interests of, DigitalThink and its stockholders, (ii) approved the merger agreement, (iii) declared the merger advisable to the stockholders of DigitalThink and (iv) recommended that you adopt and approve the merger agreement and approve the merger.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of DigitalThink common stock at the close of business on April 5, 2004, the record date, are entitled to notice of and to vote at the Special Meeting. On the record date,                      shares of DigitalThink common stock were issued and outstanding and held by approximately           holders of record. A quorum will be present at the Special Meeting if a majority of the outstanding shares of DigitalThink common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the Special Meeting, or there are not sufficient votes at the time of the Special Meeting to adopt the merger agreement and approve the merger, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of DigitalThink common stock on the record date are entitled to one vote per share at the Special Meeting on the proposal to adopt and approve the merger agreement.

Vote Required

The adoption and approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of DigitalThink common stock on the record date. The approval of the grant of authority to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of DigitalThink common stock present, in person or by proxy, and entitled to vote. If you abstain from voting or do not vote, either in person or by proxy, it will effectively count as a vote against the adoption and approval of the merger agreement and the grant of discretionary authority to adjourn the Special Meeting.

Voting by Our Directors and Executive Officers

Our directors and their affiliates and two of our executive officers, Michael Pope and Umberto Milletti, who collectively hold 10,698,939 shares of common stock, or approximately 21% of our outstanding stock as of the record date, have executed a voting agreement pursuant to which they are obligated to vote in favor of the merger.

Voting of Proxies; Appraisal Rights

All shares represented by properly executed proxies received in time for the Special Meeting will be voted at the Special Meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “for” the adoption and approval of the merger agreement. If you wish to exercise appraisal rights, you must NOT vote in favor of the adoption and approval of the merger agreement, must not return a signed but not voted proxy card and must follow specific procedures. You must precisely follow these specific procedures to exercise your appraisal rights, or you may lose your appraisal rights. See “Appraisal Rights” (page 20). If the holders of more than 10% of our outstanding shares exercise their dissenters’ rights, Convergys has the right to terminate the merger agreement, and, if they do, the merger will not be completed.

To vote, please complete, sign, date and return the enclosed proxy card or vote via the Internet or telephone (as described below). If you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.

Shares of DigitalThink common stock represented at the Special Meeting but not voted, including shares of DigitalThink common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption and approval of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted for that proposal. If you abstain from voting or do not execute a proxy card or vote via Internet or telephone, it will effectively count as a vote against the adoption and approval of the merger agreement. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption and approval of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Properly executed broker non-votes will be treated as shares that are present and entitled to vote at the Special Meeting for purposes of determining whether a quorum exists and will have the same effect as votes “against” the adoption and approval of the merger agreement. Broker non-votes will have no effect on the proposal to grant to our Board the authority to adjourn the Special Meeting.

The persons you name as proxies may propose and vote for one or more adjournments or postponements of the Special Meeting, including adjournments or postponements to permit further solicitations of proxies. No proxy voted against the proposal to adopt and approve the merger agreement will be voted in favor of any adjournment or postponement.

We do not expect that any matter other than the proposal to adopt and approve the merger agreement will be brought before the Special Meeting. If, however, our Board properly presents any other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Voting Via the Internet or By Telephone

Stockholders may grant a proxy to vote their shares by means of the telephone or on the Internet. The law of Delaware, under which we are incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholders.

The telephone and Internet voting procedures below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares Registered in Your Name

Stockholders of record may go to http://www.eproxy.com/dthk to grant a proxy to vote their shares by means of the Internet. They will be required to provide the company number and control number contained on their proxy cards. The voter will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-800-435-6710 and following the recorded instructions.

For Shares Registered in the Name of a Broker or Bank

Most beneficial owners whose stock is held in street name receive instruction for granting proxies from their banks, brokers or other agents, rather than our proxy card.

A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at http://www.proxyvote.com.

General Information for All Shares Voted Via the Internet or By Telephone

Votes submitted via the Internet or by telephone must be received by 11:00 p.m., eastern time on Sunday May 2, 2004. Submitting your proxy via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Special Meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the Special Meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the Special Meeting by:

•	filing with our corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our corporate secretary bearing a later date; or

•	appearing at the Special Meeting and voting in person.

Your attendance at the Special Meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

All proxy solicitation costs will be borne by us. We have retained [Proxy Solicitor]. to aid in the solicitation of proxies and to verify records relating to the solicitation. The [Proxy Solicitor] will receive a base fee of approximately $7,000 and expense reimbursement for items such as mailing, copying, phone calls, faxes, travel and other related matters, and we will indemnify [Proxy Solicitor] against any losses arising out of its proxy solicitation services on our behalf. The extent to which these proxy solicitation efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy card by mail or vote via the Internet or telephone without delay. In addition to solicitation by mail, our directors, officers, employees and agents may solicit proxies from stockholders by telephone or other electronic means or in person. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of DigitalThink common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE MERGER

The following discussion summarizes the material terms of the merger. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

We are one of a few companies developing custom e-learning solutions designed to address the strategic business objectives of our customers by helping them to improve workforce development, sales force effectiveness and customer acquisition and retention. During the last two years, our management team and our Board have focused on strategic expansion, including acquisitions and alliances as a means of reaching critical mass with additional clients and technology. Based on this strategy, we acquired Horn Interactive in our first quarter of fiscal 2004 and announced an alliance with BearingPoint in our fourth quarter of fiscal 2004, whereby the companies would go to market with a jointly developed solution exclusively for retailers.

At the end of October 2003, we were approached by Convergys as Convergys was looking for a partner with which to expand their Employee Care Division to provide training, including e-learning. Both parties signed a Non-Disclosure Agreement on October 28, 2003. On November 17, 2003, Michael Pope, our President and Chief Executive Officer, along with members of our management team, reviewed our technology and courseware development process with representatives from Convergys in San Francisco, California.

Through numerous telephone calls, visits, and information exchanges in November and December 2003, we provided Convergys with additional information about our technology and development process. On December 4, 2003, Mr. Pope, Marc Bortniker, our Vice President of Sales for the Eastern Region, and Steve Glass, our Global Account Director, met with Convergys representatives in Jacksonville, Florida to review a marketing strategy and to assign resources to jointly pursue human resources outsourcing opportunities.

On January 5, 2004, Mr. Pope met with Karen Bowman, the President of Convergys’s Employee Care Division, to discuss progress to date and potential upcoming joint sales opportunities. At that meeting, a possible acquisition of DigitalThink by Convergys was discussed. It was agreed that Convergys would provide a due diligence list to us and that those materials would be reviewed later in the month. On January 23, 2004, Mr. Pope reviewed the initial due diligence materials with representatives of Convergys in Jacksonville, Florida.

On January 26, 2004, at a special meeting of our Board, our management reported to our Board that Convergys had expressed an interest in possibly acquiring DigitalThink. Our Board instructed our management to proceed with discussions.

Between January 26 and January 29, 2004, our management and Convergys management continued to discuss the possible terms of an acquisition of DigitalThink by Convergys.

On January 29, 2004, at a special meeting of our Board, management updated our Board on the progress of discussions between our management and Convergys. Our Board instructed our management to proceed with discussions.

Throughout February 2004, we responded to Convergys’s additional requests for information and continued to discuss the potential benefits of synergies of a proposed transaction.

On February 14 and 15, 2004, Mr. Pope and Robert Krolik, our Chief Financial Officer, had numerous telephonic discussions with Convergys representatives regarding our financial condition and projections.

On February 16, 2004, we received a letter and term sheet from Convergys outlining a non-binding term offer to acquire all the stock of DigitalThink for cash subject to various conditions (including DigitalThink attaining certain cost cutting targets, including headcount and lease related reductions), which letter if executed by DigitalThink would obligate DigitalThink to negotiate exclusively with Convergys over a prescribed period of time.

On February 17, 2004, at a special meeting of our Board, the Board reviewed Convergys’s term sheet and exclusivity letter with management and legal counsel. At this meeting, our legal counsel advised our Board of its fiduciary duties in connection with the proposed transaction with Convergys. The Board authorized Mr. Pope to negotiate the terms of the exclusivity letter and term sheet and enter into the exclusivity letter with such changes as Mr. Pope negotiated with Convergys.

On February 18, 2004 we engaged Credit Suisse First Boston to act as our financial advisor in connection with the potential transaction with Convergys. This engagement superceded our prior engagement with Credit Suisse First Boston, entered into on November 2, 2001 for the purpose of exploring strategic opportunities available to us.

Together with representatives of Credit Suisse First Boston and our legal counsel, Cooley Godward LLP, we prepared a revised exclusivity letter and term sheet and submitted those to Convergys for review on February 19, 2004.

On February 23, 2004, we received a revised term sheet and exclusivity letter from Convergys. Our Board held a special meeting to review Convergys’s proposal and representatives of Credit Suisse First Boston and Cooley Godward LLP discussed the financial and legal terms of Convergys’s proposal with the Board. Mr. Pope executed the letter following the meeting.

On March 2, 2004, a team from Convergys came to San Francisco, California to conduct a due diligence review of DigitalThink. The review included presentations from various DigitalThink representatives and a review of due diligence materials requested by Convergys.

On March 3, 2004, at a special meeting of our Board, management reviewed for the Board the status of discussions with Convergys and the progress of the due diligence process.

On March 8, 2004, legal counsel for Convergys delivered a draft merger agreement to our legal counsel. Between March 8, 2004 and March 23, 2004, we negotiated the terms of the merger agreement and related documentation. During this period, we and our legal counsel held a number of meetings and conference calls with Convergys and its legal counsel to discuss the terms of the proposed transaction, and exchanged various drafts of and comments to the proposed merger agreement and related documentation.

On March 12 and March 17, 2004, our Board held special meetings to review the status of the negotiations. Representatives of Credit Suisse First Boston and our legal counsel were present at the meetings. Our Board authorized management to continue negotiations after each meeting.

On March 23, 2004, our Board held a special meeting to review the final terms of the proposed transaction. Representatives of Credit Suisse First Boston and our legal counsel participated in the meeting. Credit Suisse First Boston reviewed with the Board certain financial analyses and rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the consideration to be received in the merger by the holders of DigitalThink common stock other than directors of DigitalThink and stockholders of DigitalThink affiliated with such directors was fair, from a financial point of view, to such holders. Our legal counsel reviewed with our Board the terms of the merger agreement and related documentation. Our Board, with the benefit of that presentation and advice, having deliberated regarding the terms of the proposed transaction, including the terms and conditions of the merger agreement, unanimously determined that the merger agreement and the merger are advisable and are fair to and in the best interest of DigitalThink and our stockholders and unanimously approved the merger agreement and the merger.

The parties executed the merger agreement the afternoon of March 24, 2004. On the morning of March 25, 2004, DigitalThink and Convergys issued a joint press release announcing the signing of the merger agreement.

Reasons for the Merger and Board of Directors’ Recommendation

Reasons for the Merger

In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt and approve the merger agreement, our Board considered and reviewed with our senior management and outside financial and legal advisors a significant amount of information and general factors relevant to the merger, including our strategic business plan, our current product offerings and operations, our product development efforts, our financial position, current securities market conditions, our success to date in expansion, and our potential for future growth in revenues and earnings.

Our Board considered a number of potentially positive factors in its deliberations, including:

•	the current and historical market prices of DigitalThink common stock relative to the $2.40 per share merger consideration;

•	the fact that the $2.40 per share merger consideration represented a 36% premium to the closing price of DigitalThink common stock on March 23, 2004 and a 23% premium over the average daily closing price of DigitalThink common stock over the 30 trading day period ending March 23, 2004;

•	the belief by our Board that we obtained the highest price per share that Convergys is willing to pay;

•	our assessment as to the likelihood that a third party would offer a higher price than Convergys after considering, among other things, that we have discussed potential transactions with two companies over the last couple of years and none engaged in significant due diligence discussions with us, and only Convergys entered into serious negotiations with respect to a potential transaction with us;

•	the historically low trading volume of our stock, the volatility of our stock price and the ability of our stockholders to realize liquidity with respect to their shares in light of the level of such trading volume and volatility;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders compared to a transaction in which our stockholders would receive stock;

•	management’s assessment that Convergys has the financial capability to complete the merger, in view of the absence of a financing condition in the merger agreement and the representation and warranty to that effect made by Convergys in the merger agreement;

•	the likelihood that the merger would be consummated, in light of the experience, reputation and financial capability of Convergys;

•	the potential stockholder value that could be expected to be generated from the other strategic alternatives to the merger available to us, including remaining independent and continuing to implement and fund our growth strategy, as well as the risks and uncertainties associated with those alternatives, the expected terms of any financing arrangements that we would require in order to remain independent, the range of possible benefits to our stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of those alternatives;

•	the business, market and execution risks associated with remaining independent and successfully implementing an aggressive growth strategy;

•	the fact that most vendors in the human resources outsourcing industry generally have significantly greater financial resources than we do, and that customers are increasingly focused on vendor size and stability in making their purchasing decisions;

•	the belief that our industry will experience continued consolidation in the coming years as enterprises seek to achieve the efficiencies inherent in larger scale operations and that, given our size, we might not be able to compete effectively in such an environment;

•	the financial analyses of Credit Suisse First Boston presented to our Board on March 23, 2004, and the written opinion of Credit Suisse First Boston, dated as of March 24, 2004, to the effect that, as of that date and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the consideration to be received in the merger by the holders of DigitalThink common stock other than directors of DigitalThink and stockholders of DigitalThink affiliated with such directors was fair, from a financial point of view, to such holders (as described below in “Opinion of DigitalThink’s Financial Advisor”);

•	discussions with our management regarding the potential transaction with Convergys, and our business, financial condition, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving these prospects, the nature of our business and the industry in which we compete, and current industry, economic and market conditions, both on a historical and on a prospective basis;

•	the significant compliance, insurance, regulatory, auditing and other costs to us of being a public company listed on the Nasdaq National Market;

•	the terms of the merger agreement and related documents, as reviewed by our Board with our legal and financial advisors, including the representations and warranties made by each party, the restrictions on the conduct of our business between signing and closing, and the conditions to the obligations of each party to close the transaction;

•	the view of our Board, based upon the advice of management after consultation with our legal counsel, that the regulatory approvals necessary to complete the merger could be obtained;

•	the fact that pursuant to the merger agreement, we can respond in the manner provided in the merger agreement to any unsolicited written proposal that our Board reasonably determines in good faith constitutes or is reasonably likely to lead to a superior proposal and the fact that we may terminate the merger agreement in the event of a superior proposal (as described below in “The Merger Agreement — No-Shop Provision”);

•	the fact that the merger would be subject to the approval of our stockholders and our stockholders would be free to reject the transaction with Convergys; and

•	the availability of appraisal rights for our stockholders who properly exercise their statutory appraisal rights under Delaware law.

Our Board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

•	that we will no longer exist as an independent company and our stockholders will no longer participate in our growth or from any future increase in the value of Convergys;

•	that, under the terms of the merger agreement, (1) we cannot solicit other acquisition proposals, (2) we must pay to Convergys a termination fee if the merger agreement is terminated under certain circumstances, both of which may deter others from proposing an alternative transaction that may be more advantageous to our stockholders;

•	the risks and contingencies related to the announcement and pendency of the merger, including any potentially negative perception of the merger by our employees, customers, prospects, vendors, stockholders and other parties and the potentially negative actions that such persons may take as a result of the announcement of the merger;

•	the possibility that the merger will not be completed and the potentially negative impact on our revenues, sales, earnings, operating results, financial condition, business and stock price in the event the merger does not close following its public announcement;

•	the conditions to Convergys’s obligation to complete the merger, including the continued accuracy as to our representation as to no “material adverse effect” (as described below in “The Merger Agreement — Conditions to the Merger”) occurring between the signing of the merger agreement and the completion of the merger and the right of Convergys to terminate the merger agreement if such closing conditions are not satisfied and under certain other circumstances;

•	the potential public perception, based on the prices at which our common stock has traded over the last several weeks, that the short-term premium reflected in the $2.40 per share to be paid in the proposed merger over recent trading prices in our common stock is not as high as premiums in some other transactions that some investors may argue, but our Board does not believe, are comparable to the proposed merger;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes; and

•	that if the merger does not close, our officers and other employees will have expended extensive efforts attempting to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction and we will have incurred substantial transaction costs in connection with the transaction and such costs will negatively impact our operating results.

During its consideration of the merger, our Board was also aware that all our directors and executive officers may have interests in the merger that are different from or in addition to those of our stockholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger.” Our Board also considered the impact of the merger on our customers, vendors and employees.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our Board but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, our Board conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors’ Recommendation

After careful consideration, our Board has unanimously (i) determined that the merger is fair to, and in the best interests of, DigitalThink and its stockholders, (ii) approved the merger agreement, (iii) declared the merger advisable to the stockholders of Company, and (iv) recommended that you adopt and approve the merger agreement and approve the merger.

Opinion of DigitalThink’s Financial Advisor

DigitalThink retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston’s engagement, DigitalThink requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the merger consideration to be received by holders of DigitalThink common stock in the merger other than directors of DigitalThink and stockholders of DigitalThink affiliated with such directors. On March 23, 2004, the DigitalThink board of directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the DigitalThink board of directors certain financial analyses, as described below and rendered its oral opinion to the DigitalThink board of directors, subsequently confirmed in writing, that, as of the date of its opinion and based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion, the merger consideration to be received in the merger by holders of DigitalThink common stock other than directors of DigitalThink and stockholders of DigitalThink affiliated with such directors was fair, from a financial point of view, to such holders of DigitalThink common stock.

The full text of the Credit Suisse First Boston opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety. DigitalThink stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully and in its entirety. The Credit Suisse First Boston opinion addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of DigitalThink common stock other than directors of DigitalThink and stockholders of DigitalThink affiliated with such directors, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of the Credit Suisse First Boston opinion in this proxy statement is qualified in its entirety by reference to the full text of the Credit Suisse First Boston opinion.

In connection with its opinion, Credit Suisse First Boston, among other things,

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information relating to DigitalThink;

•	reviewed certain other information relating to DigitalThink, including financial forecasts and adjustments thereto, provided to or discussed with DigitalThink, and met with the management of DigitalThink to discuss the business and prospects of DigitalThink;

•	considered certain financial and stock market data of DigitalThink and compared that data with similar data for other publicly held companies in businesses which Credit Suisse First Boston deemed similar to those of DigitalThink;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse First Boston deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for DigitalThink that Credit Suisse First Boston reviewed, Credit Suisse First Boston was advised, and Credit Suisse First Boston assumed, that such forecasts, as adjusted, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DigitalThink as to the future financial performance of DigitalThink. In addition, Credit Suisse First Boston relied, without independent verification, on the assessment of the management of DigitalThink with respect to:

•	the future capital requirements of DigitalThink and the terms and prospects of obtaining such financing; and

•	the business and financial implications of DigitalThink’s failure to engage in the merger or other similar transactions, including, without limitation, on the future financial condition of DigitalThink.

Credit Suisse First Boston also assumed, with DigitalThink’s consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on DigitalThink or the contemplated benefits of the merger and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement contained in the merger agreement. Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DigitalThink, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. The Credit Suisse First Boston opinion is necessarily based upon information made available to it as of the date of its opinion, and upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion. For purposes of the Credit Suisse First Boston opinion, DigitalThink instructed Credit Suisse First Boston not to address, and the Credit Suisse First Boston opinion does not address, any potential value of any potential litigation or other claims that DigitalThink may have. The Credit Suisse First Boston opinion does not address the relative merits of the merger as compared to other business strategies that might be available to DigitalThink, nor does it address the underlying business decision of DigitalThink to proceed with the merger. Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of DigitalThink.

In preparing its opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analyses performed by Credit Suisse First Boston as a comparison is identical to DigitalThink or the contemplated merger. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston’s view of the actual value of DigitalThink. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston’s analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of DigitalThink common stock other than directors of DigitalThink and stockholders of DigitalThink affiliated with such directors, and were provided to the board of directors of DigitalThink in connection with the delivery of the Credit Suisse First Boston opinion.

The following is a summary of material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the DigitalThink board of directors at a meeting of the DigitalThink board of directors held on March 23, 2004. Certain of the following summaries of financial analyses that were performed by Credit Suisse First Boston include information presented in tabular format. In order to understand fully the material financial analyses that were performed by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

Implied Transaction Statistics. Credit Suisse First Boston calculated several values implied by the merger consideration, including the implied DigitalThink fully-diluted equity value and aggregate value. The following table summarizes the results of this analysis:

Values implied
	Values implied by price per	by Merger
	DigitalThink share as of	Consideration
	March 19, 2004 ($1.81)	($2.40)

DigitalThink fully-diluted equity value	$93.5 million	$125.8 million
DigitalThink fully-diluted aggregate value	$78.5 million	$110.8 million

Credit Suisse First Boston also calculated the premium of the merger consideration per DigitalThink share of $2.40 over the average closing trading price per DigitalThink share over various periods ending on March 19, 2004. The following table summarizes the results of this analysis:

Premium of Merger Consideration
Period ending March 19, 2004	over Average Closing Price

March 19, 2004	33%
Last 5 trading days	28%
Last 10 trading days	25%
Last 15 trading days	27%
Last 20 trading days	26%
Since Jan. 28, 2004	23%

DigitalThink Historical Stock Trading Performance. Credit Suisse First Boston analyzed the prices at which DigitalThink common stock traded from February 25, 2000 (the date of the initial public offering of DigitalThink common stock) through March 19, 2004. Credit Suisse First Boston noted that the high closing price of DigitalThink’s common stock during this period was $59.44 on July 20, 2000, and that the low closing price of DigitalThink common stock was $0.93 on May 3, 2002.

Credit Suisse First Boston also analyzed the prices at which DigitalThink common stock traded from January 2, 2003 through March 19, 2004. Credit Suisse First Boston noted that the high closing price of DigitalThink common stock during this period was $3.58 on July 11, 2003, and that the low closing price of DigitalThink common stock was $1.62 on January 27, 2003. Credit Suisse First Boston also noted the average closing price of DigitalThink common stock over various periods ending on March 19, 2004 as summarized below:

Period ending March 19, 2004	Average Closing Price

March 19, 2004	$1.81
Last 5 trading days	$1.87
Last 10 trading days	$1.92
Last 15 trading days	$1.89
Last 20 trading days	$1.91
Since Jan. 28, 2004	$1.95

Credit Suisse First Boston also analyzed the volume of shares traded at different price levels between January 2, 2003 and March 19, 2004, as summarized below:

Trading Price	<$2.00	$2.00 — $2.40	$2.40 — $2.80	$2.80 — $3.20	>$3.20
Percentage Traded Below Range	16.9%	34.5%	70.1%	87.4%	100.0%

Comparable Companies Analyses. Credit Suisse First Boston compared certain financial information of DigitalThink with that of other companies in the corporate training and consulting services sectors, including:

•	Corporate Training

SkillSoft
Centra Software
Click2learn
Docent
Saba Software
ProsoftTraining

•	Consulting Services

Accenture
BearingPoint
Exult
Ciber
Answerthink

Credit Suisse First Boston reviewed fully diluted aggregate values, calculated as equity value plus net debt, as multiples of revenue or estimated revenue for calendar years 2003, 2004 and 2005. Credit Suisse First Boston also reviewed price to estimated earnings multiples for calendar years 2004 and 2005. Estimated financial data for the selected companies were based on publicly available research analysts’ estimates. Estimated financial data for DigitalThink were based on both publicly available research analyst estimates and on internal estimates of DigitalThink management. All multiples were based on closing stock prices on March 19, 2004. Credit Suisse First Boston applied ranges of selected revenue and price/earning multiples derived from the financial data observed for the selected companies, respectively, to estimated calendar year 2004 and estimated calendar year 2005 revenue for DigitalThink. This analysis indicated the following range of implied prices per DigitalThink share:

Implied price per

DigitalThink share
$0.87 — $1.78

No company utilized as a comparison in this analysis is identical to DigitalThink. Mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable market trading data.

Discounted Cash Flow Analyses. Using a discounted cash flow analysis, Credit Suisse First Boston calculated various implied equity values for DigitalThink based on financial forecasts for DigitalThink prepared by DigitalThink management. Credit Suisse First Boston performed the discounted cash flow analysis using a “management case” which reflected assumptions relating to revenue growth rates, increase in bookings, operating income margins, working capital, capital expenditures and depreciation and amortization, each as provided by DigitalThink management. Credit Suisse First Boston’s analysis used discount rates ranging from 16.0% to 20.0% and unlevered forward net income terminal multiples ranging from 15.0x to 20.0x. The following table summarizes the prices per DigitalThink share implied by this analysis:

Implied price per DigitalThink share

$1.96 — $2.58

Credit Suisse First Boston also performed a discounted cash flow analysis using a “30% revenue contribution case” which assumed “management case” revenue with an incremental revenue contribution margin of 30%, beginning in the calendar year ended 2005, as compared with “management case” revenue contribution margins of over 40%. Credit Suisse First Boston’s analysis used the same range of discount rates of 16.0% to 20.0% and the same range of unlevered forward net income terminal multiples of 15.0x to 20.0x. The following tables summarize the prices per DigitalThink share implied by this analysis:

Implied price per DigitalThink share

$1.35 — $1.78

Liquidation Analysis. Using a liquidation analysis, Credit Suisse First Boston calculated a range for the estimated amount of net cash receivable per fully diluted share of DigitalThink common stock upon a liquidation of DigitalThink. The analysis was based on assumptions provided by DigitalThink management relating to the amount of proceeds from the sale of the business and other assets, the amount of DigitalThink’s outstanding liabilities, the costs associated with the liquidation and DigitalThink’s cash burn rate. The following table summarizes this analysis:

Estimated realizable net cash per DigitalThink Share

$0.00 — 0.18

Precedent Transactions Analysis. Credit Suisse First Boston reviewed several financial metrics from the following 16 transactions in the e-learning industry since 1999:

Acquiror	Target

• Trinity Learning	• ProsoftTraining
• Docent	• Click2learn
• Hertal	• Riverdeep
• SkillSoft	• Smartforce
• SkillSoft	• Books24x7
• Riverdeep Group Plc	• The Learning Company
• DigitalThink Inc.	• LearningByte International
• Sun Microsystems	• Isopia
• Centra	• MindLever
• Riverdeep Group Plc	• Smartstuff Software
• Plato Learning Inc.	• Wasatch Interactive Learning
• DigitalThink	• Arista Knowledge Systems
• Pearson Plc	• FamilyEducation Network
• Prosoft Training.com	• ComputerPREP
• Thomson Corp.	• Wave Technologies
• National Computer Sys	• NovaNET Learning

Credit Suisse First Boston compared the aggregate transaction values in the selected transactions as multiples of the latest twelve months revenue and estimated next twelve months revenue for the target company in each transaction. Credit Suisse First Boston also compared the implied premium paid in each transaction to the target company’s stock price one day and five days prior to announcement of the transaction. Credit Suisse First Boston also reviewed the implied premiums paid in 23 transactions in the technology industry since January 1, 2003 in which the acquiror paid cash. All multiples and premiums calculated for the selected transactions were based on information available at the time of announcement of the relevant transaction. Credit Suisse First Boston applied a range of multiples and premiums derived from such data observed for the selected transactions to corresponding data for DigitalThink. This analysis indicated the following range of implied prices per DigitalThink share:

Implied price per DigitalThink share

$1.42 — $2.98

No transaction utilized as a comparison in this analysis is identical to the merger. Mathematical analysis, such as determining the mean or the median, is not in itself a meaningful method of using comparable transaction data.

Credit Suisse First Boston’s opinion and presentation to the DigitalThink board of directors was one of many factors taken into consideration by the DigitalThink board of directors in making its determination to engage in the merger. Consequently, the analyses described above should not be viewed as determinative of the opinion of the DigitalThink board of directors or the management of DigitalThink with respect to the value of DigitalThink or whether the DigitalThink board of directors would have been willing to agree to a different merger consideration.

The DigitalThink board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. Credit Suisse First Boston was selected by the DigitalThink board of directors based on Credit Suisse First Boston’s qualifications, expertise and reputation. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston and its affiliates have in the past provided financial and investment banking services to DigitalThink unrelated to the merger for which it has received compensation and may in the future provide such services to Convergys for which it would expect to receive compensation. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of DigitalThink and Convergys for their and their affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to an engagement letter dated as of February 18, 2004, DigitalThink engaged Credit Suisse First Boston to provide financial advisory services to the DigitalThink board of directors in connection with the merger, including, among other things, rendering its opinion. Pursuant to the terms of the engagement letter, Credit Suisse First Boston will receive a customary fee for its services, a significant portion of which is contingent upon the consummation of the merger. Credit Suisse First Boston will also received a fee for rendering its opinion. In addition, DigitalThink has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney’s fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board in favor of the merger, you should be aware that all of our executive officers and directors have interests in the merger that are different from, or in addition, to, your interests as a stockholder generally. These interests include the following:

•	all of our employees, including our executive officers, will receive severance payments in the event that their employment is terminated under certain circumstances after the completion of the merger;

•	Mr. Pope and Mr. Tyler have entered into consulting and noncompetition agreements with Convergys, such agreements to take effect upon the closing of the merger;

•	our other executive officers entered into new terms of employment and noncompetition agreements with Convergys, such terms and agreements to take effect upon the closing of the merger;

•	all of our directors and executive officers hold options to purchase DigitalThink common stock, and in connection with the merger our Board approved the acceleration of vesting in full of all stock options (including those held by our executive officers and directors), effective immediately prior to the merger; and

•	existing indemnification arrangements and liability insurance for our directors and officers will be continued if the merger is completed.

Additional interests are described below, to the extent material, and except as described below such persons have, to our knowledge, no material interest in the merger that differ from your interests generally. Our Board was aware of, and considered the interests of, our directors and executive officers and the potential conflicts arising from such interests in approving the merger agreement and the merger. For a description of the shares of common stock beneficially owned by our directors and certain of our executive officers, see “Securities Ownership of Certain Beneficial Owners and Management.”

Severance Arrangements

Mr. Pope and Mr. Tyler entered into separation agreements with Convergys that provided that their employment with DigitalThink would be terminated effective as of the closing of the merger, and that they would receive monthly severance payments. In addition, each of our employees who is terminated without cause or constructively terminated within six months after the merger will be entitled to a severance payment equal to a prescribed number of months of base salary, such number to be based on the employee’s title. In the case of executive officers, the severance payment would be equal to six months’ base salary. Each such employee, including Mr. Pope and Mr. Tyler, must execute a release of claims in favor of Convergys and its subsidiaries in order to receive such severance payment.

Consulting Agreements, Employment Arrangements and Noncompetition Agreements

Mr. Pope and Mr. Tyler entered into short-term consulting agreements with Convergys, such agreements to take effect upon the closing of the merger. Mr. Pope’s consulting agreement provides that he will work full-time for Convergys for four months following the closing in exchange for a monthly consulting fee. Mr. Tyler’s consulting agreement provides that he will work full-time for Convergys for three months following the closing in exchange for a monthly consulting fee. Both agreements may be extended by mutual agreement. Each of our other executive officers has executed an employment offer letter with Convergys, such offer letter to take effect upon the closing of the merger. Such offer letters set forth the terms of their employment following the merger. Convergys has required Mr. Pope, Mr. Tyler and each of our executive officers to execute noncompetition agreements in favor of Convergys or DigitalThink, such agreements to take effect upon the closing of the merger.

Acceleration of Vesting

Our Board has authorized the acceleration in full of all outstanding stock options, including those held by our directors and executive officers, immediately prior to the closing of the merger.

Indemnification and Liability Insurance

The merger agreement provides that all rights of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the merger that exist in favor of our directors or officers as provided in our certificate of incorporation or bylaws, and any of our existing indemnification agreements in effect as of the date of the merger agreement, will be assumed by us as the surviving corporation in the merger, and will continue in full force and effect in accordance with their terms. Convergys has agreed to fulfill and honor, and to cause DigitalThink, as the surviving corporation, to fulfill and honor, in all respects those obligations. The merger agreement further provides that after the merger, Convergys will cause DigitalThink, as the surviving corporation, either to maintain in effect for three years our existing directors’ and officers’ liability insurance covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policy, on terms with respect to coverage and amounts no less favorable than those in effect on the date of the merger agreement, or to purchase similar coverage, subject to certain limitations.

Appraisal Rights

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is completed, dissenting holders of DigitalThink common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of DigitalThink common stock appraised and receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive under the merger agreement.

The following is a brief summary of Section 262, which explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of DigitalThink common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the Special Meeting on May 3, 2004. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the adoption and approval of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt and approve the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. Any proxy or vote against the adoption and approval of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in DigitalThink common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder of ours who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at our address at 601 Brannan Street, San Francisco, CA 94107, Attention: Corporate Secretary. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her DigitalThink common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. DigitalThink, as the surviving corporation in the merger, must mail such written statement to the stockholder within 10 days after the stockholders’ request is received by us or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the DigitalThink shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. Within 20 days after service, we must file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we must bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the

Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Our stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any DigitalThink stockholder to comply fully with the procedures described above and set forth in Annex C to this proxy statement may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Merger Consideration

Upon completion of the merger, each outstanding share of DigitalThink common stock (other than shares held by stockholders who perfect their appraisal rights) will be converted into the right to receive $2.40 in cash, without interest. Shares owned by DigitalThink or any of our direct or indirect subsidiaries will be canceled immediately prior to the merger.

Upon completion of the merger, no shares of DigitalThink common stock will remain outstanding and all shares will automatically be canceled and will cease to exist and you (unless you have perfected your appraisal rights) will cease to have any rights as a stockholder, except the right to receive $2.40 per share in cash. The price of $2.40 per share was determined through arm’s-length negotiations between us and Convergys.

Conversion of Shares; Procedures for Exchange of Certificates

Your right to receive $2.40 per share in cash, without interest, will occur automatically upon completion of the merger. Promptly after the merger, a paying agent selected by Convergys will send to you a letter of transmittal. The letter of transmittal will contain instructions for obtaining cash in exchange for your certificates representing shares of DigitalThink common stock. You should not return your stock certificates with the enclosed proxy.

Upon surrender of a stock certificate representing shares of DigitalThink common stock, together with a duly completed and validly executed letter of transmittal, and any other documents that may be reasonably required by the paying agent, you will be entitled to receive from the paying agent, on behalf of Convergys, $2.40 in cash for each share represented by the stock certificate.

In the event of a transfer of ownership of DigitalThink common stock that is not registered in our records, the cash consideration for shares of DigitalThink common stock may be paid to a person other than the person in whose name the surrendered certificate is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or establishes to the reasonable satisfaction of the paying agent acting on behalf of Convergys that the tax has been paid or is not applicable.

The cash paid to you upon conversion of your shares of DigitalThink common stock will be issued in full satisfaction of all rights relating to the shares of DigitalThink common stock.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against the paying agent.

Effect on DigitalThink Stock Options

Holders of options to purchase DigitalThink common stock will be entitled to receive, for each stock option , an amount in cash equal to the excess of $2.40 over the exercise price of such stock option, multiplied by the number of shares subject to such stock option, whether or not then vested or exercisable.

Effect on DigitalThink Employee Stock Purchase Plan

Pursuant to the merger agreement, we will take all actions necessary pursuant to the terms of our 2000 Employee Stock Purchase Plan (our “ESPP”) in order to shorten the current purchase period under such plan (the “Current Offering”) such that a new exercise date for such purchase period will occur prior to completion of the merger and shares will be purchased by ESPP participants prior to completion of the merger. The Current Offering will expire immediately following such new exercise date, and our ESPP will terminate immediately prior to completion of the merger.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by us and Convergys and specified in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable on or after the closing date, which will not be later than the second business day after satisfaction or waiver of the conditions to the merger described in the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into DigitalThink. DigitalThink will survive the merger as a wholly-owned Delaware subsidiary of Convergys.

Delisting and Deregistration of Our Common Stock

If the merger is completed, DigitalThink common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of certain United States federal income tax consequences of the merger to our stockholders who exchange their DigitalThink common stock for cash in the merger. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis, at any time. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder of ours in light of that stockholder’s particular circumstances, or to a stockholder of ours subject to special treatment under the United States federal income tax laws. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a stockholder of ours.

The receipt of cash in exchange for shares of DigitalThink common stock in the merger or pursuant to the exercise of appraisal rights will be a taxable transaction for federal income tax purposes. In general, a stockholder of ours will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the DigitalThink shares sold and that stockholder’s adjusted tax basis in such shares. Assuming the shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss and will be a long-term capital gain or loss if the holder will have held the shares for more than one year at the time of the merger. Gain or loss will be calculated separately for each block, with a “block” consisting of shares acquired at the same cost in a single transaction.

Certain non-corporate stockholders may be subject to backup withholding at a 28% rate on cash payments received in exchange for DigitalThink shares in the merger or received upon the exercise of appraisal rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Corporations generally are exempt from backup withholding. Each non-corporate stockholder should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner satisfactory to the paying agent.

The foregoing discussion may not be applicable to certain types of stockholders, including stockholders who acquired DigitalThink shares pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States and foreign corporations.

The federal income tax discussion set forth above is included for general information only and is based upon present law. Our stockholders are urged to consult their tax advisors with respect to the specific tax consequences of the merger to them, including the application and effect of the alternative minimum tax and state, local and foreign tax laws.

Regulatory Matters

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“H-S-R”) and the rules that have been promulgated under H-S-R, acquisitions of a sufficient size may not be consummated unless information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting period requirements have been satisfied or early termination of the waiting period has been granted. The merger of DigitalThink into a Convergys subsidiary and the conversion of shares of DigitalThink stock into rights to receive the merger consideration is subject to the provisions of that Act. Under H-S-R, the transaction cannot be consummated until the expiration or early termination of the waiting period following the filing of a Hart-Scott-Rodino Notification and Report Forms by Convergys and us. Both Convergys and DigitalThink have filed the required notification and report forms (including submitting a request for early termination of the required waiting period) [and on                     , 2004, the Federal Trade Commission and the Antitrust Division of the Justice Department approved the request for early termination of the waiting period.]

At any time before or after the completion of the merger, notwithstanding that the applicable waiting period has ended, any state could take action to enjoin the merger under the antitrust laws as it deems necessary or desirable in the public interest or any private party could seek to enjoin the merger on anti-competitive grounds. We cannot be sure that a challenge to the merger will not be made or that, if a challenge is made, that we will prevail.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The merger agreement is included as Annex A to this proxy statement. We encourage you to read it carefully and in its entirety.

Merger Consideration

Upon completion of the merger, each outstanding share of DigitalThink common stock, other than shares held by stockholders who perfect their appraisal rights, will be converted into the right to receive $2.40 in cash, without interest. The price of $2.40 per share was determined through arm’s-length negotiations between us and Convergys. Upon completion of the merger, no shares of DigitalThink common stock will remain outstanding and all shares will automatically be canceled and will cease to exist

Conversion of Shares; Procedures for Exchange of Certificates

Your right to receive $2.40 per share in cash, without interest, will occur automatically upon completion of the merger (unless you have perfected your appraisal rights). Prior to the effective time of the merger, Convergys will enter into an agreement with a bank or trust company selected by Convergys to act as paying agent under the merger agreement. Convergys will deposit with the paying agent cash amounts sufficient to enable the paying agent to pay the aggregate merger consideration to the holders of shares of DigitalThink’s common stock.

Promptly after the effective time of the merger, the paying agent will mail to each record holder of shares, other than dissenting stockholders, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for cancellation to the paying agent, together with a letter of transmittal, duly executed, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of common stock previously represented by such stock certificate(s) have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be canceled.

In the event of a transfer of ownership of shares of common stock which is not registered in our transfer records, payment may be made with respect to such shares to the transferee if the stock certificate representing such shares is presented to the paying agent, accompanied by all documents reasonably required by the paying agent to evidence such transfer and to evidence that any applicable stock transfer taxes relating to such transfer have been paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit claiming such certificate has been lost, stolen or destroyed; and

•	if requested by the paying agent, you post a bond in a reasonable amount as indemnity against any claim that may be made with respect to that certificate against the paying agent.

Stockholders should not send their certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the effective time. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

One hundred eighty days after the effective time, the paying agent will deliver to the surviving corporation any funds made available to the paying agent which have not been disbursed to holders of company stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one hundred and eighty day period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

The cash paid to you upon conversion of your shares of DigitalThink common stock will be issued in full satisfaction of all rights relating to the shares of DigitalThink common stock.

Effect on DigitalThink Stock Options

Holders of options to purchase DigitalThink common stock will be entitled to receive, for each stock option, an amount in cash equal to the excess of $2.40 over the exercise price of such stock option multiplied by the number of shares subject to such stock option, whether or not then vested or exercisable.

Effect on DigitalThink Employee Stock Purchase Plan

Our ESPP will be terminated immediately prior to the effective time of the merger. Any purchase rights outstanding at the time of termination of the purchase plan will be exercised, and each share of DigitalThink common stock acquired upon exercise of such purchase right will be converted in the merger into $2.40 in cash, without interest (except for shares as to which appraisal rights have been perfected).

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by us and Convergys and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into DigitalThink. DigitalThink will survive the merger as a wholly-owned Delaware subsidiary of Convergys.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. These representations and warranties will expire upon completion of the merger. The accuracy of the representations and warranties made by a party upon execution of the merger agreement and at closing, subject to certain limitations, is a condition to the other party’s obligation to consummate the merger.

The merger agreement contains customary representations and warranties of DigitalThink as to, among other things:

•	our organization, existence, good standing and corporate power;

•	our capitalization;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts or violations created by the execution and delivery of the merger agreement;

•	required consents, approvals, orders and authorizations of third parties relating to the merger agreement;

•	required consents, approvals, orders and authorizations of governmental authorities relating to the merger agreement;

•	our SEC documents and the absence of undisclosed liabilities;

•	accuracy of information in the proxy statement;

•	compliance with laws, reporting requirements and permits;

•	legal proceedings;

•	tax matters;

•	contracts;

•	employee benefits matters;

•	intellectual property matters;

•	environmental matters;

•	immigration matters;

•	state takeover statutes;

•	subsidiaries;

•	absence of certain changes or events;

•	approval by our Board;

•	the vote required by our stockholders to consummate the merger;

•	title to properties;

•	brokers and other advisors;

•	opinion of our financial advisor;

•	labor matters;

•	relations with our principal customers; and

•	completeness of our disclosure.

In addition, the merger agreement contains representations and warranties by Convergys and Merger Sub as to certain of the matters described above and Convergys having sufficient funds to consummate the transactions contemplated by the merger agreement.

The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of DigitalThink” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement.

Covenants

Conduct of DigitalThink Business

We have agreed in the merger agreement that, unless Convergys otherwise consents in writing, we will carry on our business in the ordinary course, consistent with past practice and use reasonable efforts to preserve intact our business organization, relationships with employees, customers, suppliers and others having business dealings with us.

In addition, we have agreed that, subject to certain exceptions, neither we nor any of our subsidiaries may, without Convergys’s prior written consent:

•	enter into a new material line of business;

•	materially change our operating policies;

•	issue, deliver or sell (or authorize, propose to or enter into an agreement to issue, deliver or sell) any shares of our capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for any shares of our capital stock, voting securities or equity interests, with certain exceptions;

•	declare or pay any dividend on, or make any other distribution in respect of, any shares of our capital stock;

•	split, combine or reclassify any shares of our capital stock;

•	redeem, purchase or otherwise acquire any of our outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants or options to acquire any shares of our capital stock, voting securities or equity interests, other than pursuant to the expiration of unexercised options and warrants;

•	incur, create or assume any long-term indebtedness for borrowed money or guarantee any long-term indebtedness or issue, sell or acquire any long-term debt securities, subject to certain exceptions;

•	sell, lease, assign or otherwise dispose of any of our material assets (including securities of subsidiaries and indebtedness of others held by us) to any person (or enter into an agreement to do any of the foregoing);

•	make or commit to any capital expenditures, except in the ordinary course of business consistent with past practice;

•	enter into, terminate or amend any material contract, lease or agreement, other than in the ordinary course of business consistent with past practice;

•	except for normal payments, awards and increases in the ordinary course of business or as required under existing agreements, increase in any manner the compensation of any of our directors, officers or employees;

•	enter into, adopt, amend or terminate any compensation or benefit plan, policy, agreement, or arrangement with, for or in respect of, any, director, officer or employee;

•	enter into any contract, agreement, commitment or arrangement that provides for the payment of benefits or any material alteration upon the occurrence of any events contemplated by the merger agreement;

•	make any changes in accounting methods except insofar as may be required by a change in generally accepted accounting principles or applicable law;

•	amend or propose to amend our charter documents or the charter documents of our subsidiaries;

•	enter into (or adopt resolutions providing for or authorizing) a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or reorganization subject to certain exceptions;

•	commence any litigation except in the ordinary course of business consistent with past practice;

•	agree, or make any commitment, to take or authorize any of the foregoing actions.

Notwithstanding the foregoing covenants, Convergys has granted us a limited consent to proceed in pursuing our claims against Electronic Data Systems. As we recently disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission, we recently received a letter from Electronic Data Systems Corporation (“EDS”) purporting to terminate its long-term customer agreement with us. We do not believe that EDS had the right to terminate the contract and are pursuing our claims against EDS in accordance with the agreement. To the extent we are successful in obtaining a settlement or arbitration award from EDS prior to the closing of the merger, Convergys has authorized us to declare a dividend in the amount of a specified portion of the settlement or award. If no such settlement or arbitration award is obtained, Convergys will be assuming our claims against EDS. There can be no assurance that we will be successful in obtaining a settlement or arbitration award prior to closing, and we cannot predict the amount, if any, of any such dividend.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Covenants relating to conduct of Business” in Annex A to this proxy statement.

“No-Shop” Provision

We have agreed, prior to the merger becoming effective, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed to not, directly or indirectly:

•	seek, solicit, initiate or encourage the submission of inquiries, proposals or other offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal;

•	participate in, cooperate in or pursue any discussions in furtherance of, or furnish to any person or entity any information concerning us for the purpose of furthering, any Acquisition Proposal; or

•	otherwise solicit or cooperate in any way with, or assist or participate in, facilitate or encourage any efforts or attempt to make or enter into any Acquisition Proposal.

Notwithstanding these limitations, if we receive an unsolicited, bona fide written Acquisition Proposal that our Board concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal and with respect to which the board determines in good faith, after consulting with outside counsel, that failure to do so would cause the board to violate its fiduciary duties under applicable law, then we may (but only prior to the stockholder meeting and only after entering into a confidentiality agreement with the proposing party that meets certain criteria), in response to such Acquisition Proposal: (i) furnish non-public information or data to the person making such Acquisition Proposal, and (ii) engage in discussions and negotiations with such person regarding such Acquisition Proposal.

We will notify Convergys promptly after receipt of any Acquisition Proposal or of any information request made by a party that has made an Acquisition Proposal or that informs us of its intention to make or intention to enter into discussions relating to an Acquisition Proposal. We must also promptly notify Convergys when we enter into discussions or negotiations regarding an Acquisition Proposal and when we provide non-public information or data to any person relating to an Acquisition Proposal.

Under the merger agreement, “Acquisition Proposal” means any inquiry, proposal or offer from anyone (other than Convergys) relating to any:

•	direct or indirect acquisition or purchase of all or substantially all of our assets or securities; or

•	direct or indirect tender offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution or similar transaction.

Under the merger agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which our Board concludes in good faith (after consultation with financial and legal advisors) (i) is more favorable to DigitalThink’s stockholders from a financial point of view than the merger and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

Other Agreements

The merger agreement contains a number of other agreements, including agreements relating to:

•	preparation of the proxy statement and holding of our stockholders meeting;

•	access to information;

•	use of reasonable best efforts to (i) consummate the merger as promptly as practicable, (ii) obtain all required consents and authorizations and (iii) comply with all legal requirements with respect to the merger;

•	employee benefits and other employee matters;

•	fees and expenses;

•	public announcements; and

•	indemnification and insurance.

Conditions to the Merger

The parties’ obligations to complete the merger are subject to the following conditions:

•	the merger agreement has been approved by the requisite vote of our stockholders;

•	all required governmental consents, authorizations, orders and approvals have been obtained;

•	no law, injunction, order, judgment or ruling has been enacted, entered, enforced or deemed applicable to the merger or is in effect that prevents or prohibits the consummation of the merger or makes the consummation of the merger illegal; and

•	no action taken or statute, rule, regulation, order or decree has been enacted, entered, enforced or deemed applicable to the merger that imposes any condition or restriction upon the surviving corporation that would reasonably be expected to have a material adverse effect on the surviving corporation after the completion of the merger.

Convergys’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•	our representations and warranties must be true and correct as of the date of the execution of the merger agreement and the closing of the merger (except for representations and warranties that speak as of an earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on DigitalThink;

•	we must have performed in all material respects all of our obligations under the merger agreement; and

•	the number of shares held by DigitalThink stockholders who properly exercise their appraisal rights under Delaware law must be no more than 10% of our outstanding shares of common stock immediately prior to the closing of the merger agreement.

The merger agreement provides that a “material adverse effect” means a material adverse effect on the financial condition, assets, liabilities, business or results of operations, taken as a whole, of an entity and its subsidiaries or on the ability of such entity to perform its material obligations under the merger agreement, provided that any change, event or effect arising out of any one or more of the following will not be deemed to have a material adverse effect with respect to an entity:

•	general economic or market conditions in the United States or in any other country in which the entity does business;

•	the industry in which the entity operates and not specifically relating to or disproportionately affecting the entity;

•	the announcement or pendency of the merger agreement or any transactions contemplated by the merger agreement;

•	actions or omissions taken by a party with the consent of the other party;

•	actions or omissions required or contemplated by the merger agreement;

•	in the case of DigitalThink, our failure to take any action due to Convergys’s withholding of consent; or

•	the actual or purported termination or amendment of any contract or customer relationship.

Our obligation to complete the merger is also subject to the following conditions:

•	Convergys’s and Merger Sub’s representations and warranties must be true and correct as of the execution of the merger agreement and the date of the closing of the merger (except for representations and warranties that speak as of an earlier date), except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Convergys and Merger Sub; and

•	Convergys and Merger Sub must have performed in all material respects all of their respective obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the closing of the merger:

•	by the mutual written consent of DigitalThink and Convergys;

•	by either DigitalThink or Convergys if:

•	the merger has not been completed as a result of failure to obtain regulatory clearance;

•	any order, decree, ruling or other action that enjoins, restrains or otherwise prohibits the merger has been taken and become final and nonappealable (provided that a party may not so terminate the agreement if such prohibition was caused by such party);

•	the merger is not completed by September 30, 2004 (provided that a party may not so terminate if such failure was the result of or caused by such party); or

•	the other party breaches any covenant, representation or warranty subject to specified materiality thresholds and the ability of the breaching party to cure such breach;

•	by Convergys if:

•	we have failed to recommend adoption of the merger agreement at the stockholders’ meeting, or have modified (or propose to modify) our recommendation in a manner adverse to Convergys, or if we enter into an agreement or understanding relating to an Acquisition Proposal (other than the merger); or

•	the merger agreement is not approved at the stockholders’ meeting.

•	by DigitalThink in order to enter into an acquisition agreement with respect to a Superior Proposal, provided that we comply with certain notice provisions, Convergys does not provide a superior counter-proposal and we pay the termination fee.

Fees and Expenses

Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement are to be paid by the party incurring such fees or expenses. However, we must pay to Convergys an amount equal to $3,600,000 if the merger agreement is terminated because of any of the following (as summarized above):

•	we terminate the merger agreement to accept a Superior Proposal;

•	we fail to recommend or change our recommendation with respect to the merger or enter into an agreement or understanding regarding an Acquisition Proposal; or

•	either party terminates the merger agreement because the merger agreement is not approved at the stockholders’ meeting and before the stockholders’ meeting we or our stockholders have received an Acquisition Proposal (other than the merger); provided that only 1/4 of the termination fee is payable upon termination of the merger agreement and the remaining 3/4 is due upon execution of a definitive agreement related to an Acquisition Proposal within 12 months after such termination; or

•	either party terminates the merger agreement because the merger is not completed by September 30, 2004, before such termination we or our stockholders have received an Acquisition Proposal and following receipt of the Acquisition Proposal we intentionally breached (and did not cure) any representation, warranty, covenant or agreement set for in the merger agreement, which breach materially contributed to the failure to complete the merger by September 30, 2004; provided that only 1/4 of the termination fee is payable upon termination of the merger agreement and the remaining 3/4 is due upon execution of a definitive agreement related to an Acquisition Proposal within 12 months after such termination.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the common stock beneficially owned as of February 29, 2004 by (1) each person who is known by us to beneficially own more than 5% of our outstanding common stock, (2) our Chief Executive Officer and our other four most highly compensated executive officers, (3) each of our directors and (4) all executive officers and directors as a group. Except as otherwise noted, the address of each person listed in the table is c/o DigitalThink, Inc., 601 Brannan Street, San Francisco, CA 94107.

	Number of Shares
	Beneficially	Percent of Common
Name of Beneficial Owner	Owned(1)	Stock(%)

Entities affiliated with WaldenVC(2)	8,104,120	16.3
750 Battery Street San Francisco, CA 94111
Steve Eskenazi(3)	7,743,251	15.5
c/o WaldenVC LLC 750 Battery Street San Francisco, CA 94111
Fidelity Management & Research Co.(4)	4,746,136	9.5
82 Devonshire Street Boston, MA 02109
T. Rowe Price Associates, Inc.(5)	2,803,500	5.6
100 E. Pratt Street Baltimore, Maryland 21202
Michael Pope(6)	868,132	1.7
J. Joseph Tyler(7)	124,999	*
Lawrence Blair(8)	—	—
Todd Clyde(9)	545,794	1.1
Umberto Milletti(10)	1,439,000	2.8
Pete Goettner(11)	1,559,524	3.1
Jon Madonna(12)	235,500	*
William Lane(13)	137,577	*
Roderick McGeary(14)	101,192	*
Samuel Kingsland(15)	485,884	1.0
Roger Goddu(16)	575,000	1.2
Directors & Officers as a group (12 people)(17)	13,815,853	26.2

*	Less than 1% of the outstanding shares of common stock.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 49,826,973 shares outstanding on February 29, 2004, as adjusted as required by rules promulgated by the SEC.

(2)	Includes 4,526,222 shares held by WaldenVC II, L.P., 2,774,616 shares held by Walden Media and Information Technology Fund, L.P., 417,818 shares held by Walden Capital Partners II, L.P. and 385,464 shares held by WaldenVC II-Side, L.P. Mr. Eskenazi has shared voting power over the shares held by WaldenVC II, L.P., Walden Media and Information Technology Fund, L.P. and WaldenVC II-Side, L.P. Mr. Eskenazi disclaims beneficial ownership of such shares.

(3)	Includes 4,526,222 shares held by WaldenVC II, L.P., 2,774,616 shares held by Walden Media and Information Technology Fund, L.P. and 385,464 shares held by WaldenVC II-Side, L.P. Mr. Eskenazi disclaims beneficial ownership of such shares. Also includes 34,449 shares that Mr. Eskenazi beneficially owns and includes 22,500 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 7,500 stock options exercisable immediately prior to and contingent upon the merger.

(4)	Based on a Schedule 13G dated February 16, 2004.

(5)	These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of such securities.

(6)	Includes 866,143 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 695,107 stock options exercisable immediately prior to and contingent upon the merger.

(7)	Includes 124,999 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 325,001 stock options exercisable immediately prior to and contingent upon the merger.

(8)	Does not include 150,000 stock options exercisable immediately prior to and contingent upon the merger.

(9)	Includes 329,547 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 152,503 stock options exercisable immediately prior to and contingent upon the merger.

(10)	Includes 691,893 stock options exercisable within 60 days of February 29, 2004, 627,107 shares held by the Umberto Milletti and Julie Milletti Trust Dated March 10, 1999 and 120,000 shares held by Vincent Vitiello, Trustee of the Milletti Children’s Trust UTA Dated August 13, 1999. Does not include an additional 165,107 stock options exercisable immediately prior to and contingent upon the merger.

(11)	Includes 538,124 stock options exercisable with 60 days of February 29, 2004, 966,400 shares held by the Peter Goettner and Stephanie Shmunes Trust UTA Dated July 15, 1999 and 55,000 shares beneficially owned by the Goettner-Shmunes 1999 Children’s Trust UTA dated July 26, 1999.

(12)	Includes 217,500 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 62,500 stock options exercisable immediately prior to and contingent upon the merger.

(13)	Includes 62,500 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 7,500 stock options exercisable immediately prior to and contingent upon the merger.

(14)	Includes 62,500 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 7,500 stock options exercisable immediately prior to and contingent upon the merger.

(15)	Includes 916 shares held by Granite Ventures, LLC, 43,512 shares held by Adobe Ventures III, LP and 10,169 shares held by Adobe Ventures II, LP. Mr. Kingsland disclaims beneficial ownership of such shares. Also, includes 22,500 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 7,500 stock options exercisable immediately prior to and contingent upon the merger.

(16)	Includes 25,000 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 25,000 stock options exercisable immediately prior to and contingent upon the merger.

(17)	Includes 2,963,206 stock options exercisable within 60 days of February 29, 2004. Does not include an additional 1,605,218 stock options exercisable immediately prior to and contingent upon the merger.

MARKET PRICE AND DIVIDEND DATA

Our common stock is quoted on the Nasdaq National Market under the ticker symbol “DTHK.” This table shows, for the periods indicated, the high and low closing sales price per share for DigitalThink common stock as reported on the Nasdaq National Market.

	DigitalThink
	Common Stock

	Low	High

Year ended March 31, 2004
First Quarter (quarter ended 6/30/03)	$2.26	$3.48
Second Quarter (quarter ended 9/30/03)	$2.52	$3.58
Third Quarter (quarter ended 12/31/03)	$2.24	$3.24

Year ended March 31, 2003
First Quarter (quarter ended 6/30/02)	$0.85	$2.30
Second Quarter (quarter ended 9/30/02)	$0.95	$2.10
Third Quarter (quarter ended 12/31/02)	$1.00	$2.40
Fourth Quarter (quarter ended 3/31/03)	$1.54	$2.90

Year ended March 31, 2002
First Quarter (quarter ended 6/30/01)	$5.34	$10.38
Second Quarter (quarter ended 9/30/01)	$6.39	$15.20
Third Quarter (quarter ended 12/31/01)	$5.87	$12.19
Fourth Quarter (quarter ended 3/31/02)	$2.16	$11.65

The following table shows the closing per share sales price of DigitalThink common stock, as reported on the Nasdaq National Market on March 24, 2004, the last full trading day before the public announcement of the proposed merger, and on April      , 2004, the latest practicable trading day before the printing of this proxy statement:

DigitalThink Common Stock

March 24, 2004 $1.84
April      , 2004 $

We have not declared or paid cash dividends on our common stock since our incorporation in 1999. As discussed in more detail in “The Merger Agreement — Covenants,” to the extent we are successful in obtaining a settlement or arbitration award from EDS prior to the closing of the merger, Convergys has authorized us to declare a dividend in the amount of a specified portion of the settlement or award. Our current policy is to retain any earnings for use in developing and growing its business. Following the merger, DigitalThink common stock will not be traded on any public market.

ADJOURNMENTS

Although it is not expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the Special Meeting may be made without notice, other than by the announcement made at the Special Meeting, by approval of the holders of a majority of the shares of our common stock present in person or represented by proxy at the Special Meeting, whether or not a quorum exists. We are soliciting proxies to grant the authority to vote in favor of adjournment of the Special Meeting. In particular, authority is expected to be exercised if the purpose of the adjournment is to provide additional time to solicit votes in favor of adoption of the merger agreement. All of the members of our Board recommend that you vote in favor of the proposal to grant the authority to vote your shares to adjourn the meeting.

OTHER MATTERS

As of the date of this proxy statement, our Board of is not aware of any matter to be presented for action at the Special Meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

DigitalThink and Convergys file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we and Convergys file with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at the following location: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.” Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Convergys has supplied all information contained in this proxy statement relating to Convergys and Merger Sub and we have supplied all information relating to DigitalThink.

Do not send in your DigitalThink stock certificates until you receive the transmittal materials from the paying agent. If you have further questions about your share certificates or the exchange of your DigitalThink common stock for cash, you should call the paying agent.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated April      , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of March 24, 2004

among

Convergys Customer Management Group Inc.

Socrates Acquisition Corp.

and

DigitalThink, Inc.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 24, 2004, by and among CONVERGYS CUSTOMER MANAGEMENT GROUP INC., an Ohio corporation (“Parent”), SOCRATES ACQUISITION CORP., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) (Parent and Merger Sub shall collectively be referred to as the “Purchaser Group”), and DIGITALTHINK, INC., a Delaware corporation (the “Company”).

      WHEREAS, the respective Boards of Directors of the Purchaser Group and the Company, in light of and subject to the terms and conditions set forth herein, deem this Agreement and the transactions contemplated hereby, including merging Merger Sub with and into the Company, as set forth herein (the “Merger”), taken together, advisable and fair to, and in the best interests of, their respective stockholders;

      WHEREAS, the respective Boards of Directors of the Purchaser Group and the Company have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, Purchaser Group and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

      WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering one or more Voting Agreements, dated as of the date hereof, in a form attached hereto as Annex A (the “Voting Agreements”) pursuant to which such stockholders are, among other things, covenanting to vote in favor of the adoption of and otherwise to support this Agreement.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser Group and the Company hereby agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Merger Sub in accordance with the DGCL.

      1.2     Effective Time. Subject to the provisions of this Agreement, the Purchaser Group and the Company shall cause the Merger to be consummated by filing the appropriate Certificate of Merger or other appropriate documents (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon such filing or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”).

      1.3     Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, California 94111 or at such other time, date or place as agreed to in writing by the parties hereto.

      1.4     Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Corporation.

1

      1.5     Certificate of Incorporation and By-Laws. The Certificate of Incorporation of Merger Sub in effect at the Effective Time and as set forth on Schedule 1.5 attached hereto shall be the certificate of incorporation of the Surviving Corporation, except that Article I of the certificate of incorporation of the Surviving Corporation shall read “The name of the corporation is DigitalThink, Inc., until amended in accordance with applicable law.” At the Effective Time, and without any further action on the part of the Company and Merger Sub, the Bylaws of the Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with applicable law.

      1.6     Directors. The directors of Merger Sub immediately prior to the Effective Time to be the initial directors of the Surviving Corporation, who shall hold office until their successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

      1.7     Officers. The officers of Merger Sub immediately prior to the Effective Time to be the initial officers of the Surviving Corporation, who shall hold office until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE II

CONVERSION OF SHARES

      2.1     Conversion of Shares.

           (a)     At the Effective Time, each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

           (b)     At the Effective Time: each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (individually, a “Share” and collectively, the “Shares”) (other than (1) Shares held by the Company, (2) Shares held by Purchaser Group or any other Subsidiary of any member of the Purchaser Group and (3) any Dissenting Shares (defined below)), by virtue of the Merger and without any action on the part of Merger Sub, the Company or any holder thereof, (i) shall be converted into and be exchangeable for the right to receive $2.40 in cash, payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share (the “Merger Consideration”); and (ii) will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing such Shares immediately prior to the Effective Time will cease to have any rights with respect thereto, except the right to receive the Merger Consideration with respect to such Shares and except as set forth in Section 2.1(d) below, upon surrender of such certificate in accordance with Section 2.4.

           (c)     At the Effective Time, each Share held by the Purchaser Group, any other Subsidiary of the Parent, or the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Purchaser Group, the Company or any holder thereof, be canceled, retired and cease to exist without payment with respect thereto and without surrender of the certificates formerly representing such Shares.

           (d)     Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (“Section 262”), and who complies in all respects with the provisions thereof (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b) but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall, by virtue of the Merger and without any action on the part of any holder thereof, no longer be outstanding and shall automatically be canceled, retired and

2

shall cease to exist without payment with respect thereto and without surrender of the certificates formerly representing such Shares, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the rights provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive, the Merger Consideration as provided in Section 2.1(b). The Company shall give Parent (i) prompt notice of any written demands to assert appraisal rights that are received by the Company with respect to Shares and (ii) the right to participate in all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to or settle any such demands.

      2.2     Stock Options and Warrants. Prior to the Effective Time:

           (a)     the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire Shares pursuant to the Company Stock Plans or otherwise (each, an “Option”) shall terminate at the Effective Time if not exercised prior to the Effective Time. To the extent there are Options outstanding at the Effective Time, Parent will pay to each holder of any such Option a cash amount equal to the Option Consideration (as defined below) for each Share then subject to such Option. The Option Consideration shall be paid as soon after the Effective Time as practicable, but in no event later than five business days after the Closing Date. For the purposes of this Agreement, “Option Consideration” means, with respect to any Share issuable under a particular Option, an amount equal to the excess, if any, of the Merger Consideration over the exercise price payable in respect of such Share issuable under such Option, subject to withholding any amounts due pursuant to Section 2.10. The Company shall take such steps as may be necessary to accelerate in full the vesting provisions on all Options immediately prior to, and contingent upon, the Closing.

           (b)     the Company shall take all actions necessary to provide that each warrant outstanding at the Effective Time (whether or not then vested or exercisable) that represents the right to acquire Shares (each, a “Warrant”) shall represent the right to acquire upon exercise thereof cash in an amount equal to the product of (i) the number of Shares issuable upon exercise of the Warrant immediately prior to the Effective Time and (ii) the Merger Consideration (the “Warrant Consideration”), in exchange for payment of the exercise price payable in respect of such Shares issuable under such Warrant, subject to withholding any amounts due pursuant to Section 2.10.

           (c)     the Company shall take such steps as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

           (d)     the Company shall take such steps as may be necessary to terminate the Company Stock Plans effective as of the Effective Time.

           (e)     notwithstanding Section 2.2(a), the Company shall take such steps as may be necessary (i) to terminate the 1999 Employee Stock Purchase Plan, (ii) to cause the rights of participants in such plan with respect to any offering period then underway to be treated as if the last business day prior to the Effective Time (or such earlier date as may be selected by the Company) is an exercise date and is the last day of such offering period and (iii) to make such other adjustments as may be necessary to reflect the shortened offering period while otherwise treating such offering period as a fully effective and completed offering period for all purposes of such plan.

      2.3     Exchange Fund. Prior to the mailing of the Proxy Statement (as defined in Section 5.2), Parent shall appoint a bank or trust company which is organized in the United States and has a combined capital surplus of at least $150,000,000, reasonably acceptable to the Company, to act as exchange agent hereunder

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for the purpose of exchanging Share certificates that, prior to the Effective Time, represented Shares (the “Certificates”), for the Merger Consideration (the “Exchange Agent”). At the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Exchange Agent, the aggregate Merger Consideration payable pursuant to Section 2.1(b). The Merger Consideration deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

      2.4     Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in no event more than five business days after the Closing Date, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates formerly representing Shares held by the Purchaser Group or the Company or their respective Subsidiaries) (a) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (b) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other customary documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a check or wire transfer in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II and such Certificate shall forthwith be cancelled. Parent shall cause the Exchange Agent to deliver such check or wire transfer to a holder promptly following the holder’s submission of the above described materials to the Exchange Agent. No interest will be paid or will accrue on any cash payable upon the surrender of the Certificates. If payment is made to a person or entity (a “Person”) other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall (i) pay any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the surrendered Certificate, or (ii) establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

      2.5     No Further Ownership Rights in Company Common Stock. All cash paid upon conversion of the Shares in accordance with the terms of Article I and this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares.

      2.6     Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for 180 days after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent for the Merger Consideration with respect to the Shares formerly represented thereby to which such holders are entitled pursuant to Section 2.1(b) and Section 2.4. Any such portion of the Exchange Fund remaining unclaimed by holders of Shares five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become subject to the abandoned property law of any Governmental Entity) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

2.7     No Liability. None of the Purchaser Group, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration properly paid from the Exchange Fund or properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8     Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to Parent.

2.9     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in the form reasonably required by the Parent as indemnity

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against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby.

2.10     Withholding Rights. Parent shall deduct and withhold from the Merger Consideration, Option Consideration or Warrant Consideration, as applicable, otherwise payable pursuant to this Agreement to any holder of Shares or Options or Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”) and the rules and regulations promulgated thereunder, or any provision of a Tax law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of the Shares in respect to which such deductions and withholdings were made by Parent, and Parent shall promptly remit such amounts to the appropriate taxing authorities on behalf of such holders.

2.11     Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent, Parent or Surviving Corporation for any reason shall be converted into the Merger Consideration with respect to the Shares formerly represented thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1     Representations and Warranties of the Company. Except (x) with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the Company Disclosure Schedule (as defined in Section 3.1(b)(iii)) or (y) as disclosed in the Company SEC Documents (as defined in Section 3.1(d)) filed with the SEC prior to the date hereof, the Company represents and warrants to Purchaser Group as follows:

(a)     Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined below) is a corporation or partnership duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. The Certificate of Incorporation and By-laws of the Company, copies of which were previously furnished or made available to Purchaser Group, are true, complete and correct copies of such documents as in effect on the date of this Agreement. As used in this Agreement, (i) the word “Subsidiary” when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; (ii) a “Significant Subsidiary” means any Subsidiary of the Company or Purchaser Group, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”); (iii) any reference to any event, change or effect being “material” with respect to any entity means an event, change or effect which is material in relation to the financial condition, assets, liabilities, business or results of operations, taken as a whole, of such entity and its Subsidiaries; and (iv) the term “material adverse effect” means, with respect to any entity, a material adverse effect on the financial

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condition, assets, liabilities, business or results of operations, taken as a whole, of such entity and its Subsidiaries or on the ability of such entity to perform its material obligations hereunder; provided that, in any such case referred to in clause (iii) or (iv) any change, effect or event arising out of any one or more of the following shall not be deemed “material” or to have a “material adverse effect” with respect to an entity: (a) general economic or market conditions in the United States or in any other country or geographic region in which the Company does business; (b) the industry in which such entity operates (which in the case of the Company is e-learning) and not specifically relating to (and to the extent not disproportionately affecting) such entity; (c) the announcement or pendency of this Agreement or any transaction contemplated hereby; (d) actions or omissions of Purchaser Group or the Company taken with the prior written consent of the other or required or contemplated hereunder (including such actions or omissions as may be described in the Company Disclosure Schedule); (e) the failure of the Company or its Subsidiaries to take any action due to Parent’s withholding of its consent thereto; or (f) the actual or purported termination or amendment of any contract or customer relationship between such entity and any Person.

(b)     Capital Structure.

                (i)     The authorized capital stock of the Company consists of 250 million (250,000,000) shares of the Company Common Stock, par value $0.001 per share, and 10 million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on December 31, 2003, (A) 49,697,838 shares of the Company Common Stock were issued (including shares held in treasury), 12,488,743 shares of the Company Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards or were issuable pursuant to the Company’s 1996 Stock Option Plan, 1999 Employee Stock Purchase Plan and the Company’s 2000 NSO Stock Plan (collectively, the “Company Stock Plans”), 2,238,642 shares of the Company Common Stock were reserved for issuance pursuant to the exercise of outstanding warrants to purchase the Company Common Stock, and no shares of the Company Common Stock were held by the Company in its treasury or by its Subsidiaries; and (B) no shares of the Company Preferred Stock were outstanding or reserved for issuance except pursuant to the Company’s Preferred Stock Rights Agreement, dated as of March 31, 2003, between the Company and Mellon Investor Services LLC (as successor Rights Agent). All outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. The shares of the Company Common Stock which may be issued pursuant to the Company Stock Plans have been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and not subject to preemptive rights.

                (ii)     No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of the Company are issued or outstanding.

                (iii)       Except for (A) this Agreement, (B) the Company Stock Plans, (C) as set forth in the disclosure schedule delivered by the Company to Purchaser Group concurrently herewith (the “Company Disclosure Schedule”), and (D) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries, other than the Company Stock Plans or (B) except as described in the Company Disclosure Schedule, pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of the Company Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except the Company Stock Plans and any such contractual obligations entered into after the date hereof as permitted by Section 4.1.

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                (iv)     Since December 31, 2003, except as set forth in the Company Disclosure Schedule and except as permitted by Section 4.1, the Company has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of the Company or any of its Subsidiaries, other than pursuant to and as required by the terms of the Company Stock Plans and any employee stock options and other awards issued prior to the date hereof under the Company Stock Plans (or issued after the date hereof in compliance with Section 4.1; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more the Company Subsidiaries, any shares of capital stock of the Company or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

           (c)     Authority.

                (i)     The Company has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of the Company Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the adoption of this Agreement by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

                (ii)     The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Certificate of Incorporation or By-laws of the Company or any Subsidiary of the Company, or (B) except as disclosed in the Company Disclosure Schedule and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, the Company Benefit Plans (as defined in Section 3.1(j)), or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary of the Company or their respective properties or assets, which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company.

                (iii)     No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or industry self-regulatory organization (a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain which would have a material adverse effect on the Company, except for (A) the filing with the SEC of (1) the Proxy Statement (as defined in Section 5.1(a)) and (2) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (D) such filings, approvals and authorizations as may be required pursuant to applicable antitrust or competition laws of any foreign Governmental Entity.

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           (d)     SEC Documents; Regulatory Reports; Undisclosed Liabilities.

                (i)     The Company has filed all required reports, schedules, registration statements and other documents with the SEC since December 31, 2000 (the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.

                (ii)     Other than the Company SEC Documents, which are addressed in clause (i) above, the Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments is not reasonably likely to have, either individually or in the aggregate, a material adverse effect on the Company.

                (iii)     Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since December 31, 2003 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, the Company and its Subsidiaries do not have, and since December 31, 2003 the Company and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with generally accepted accounting principles).

           (e)     Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser Group for inclusion or incorporation by reference in the Proxy Statement.

           (f)     Compliance with Applicable Laws and Reporting Requirements.

                (i)     The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”), and the Company and its Subsidiaries are in compliance with the terms of the Company Permits and all applicable laws and regulations, except where the failure so to hold or comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company. Except as disclosed in the Company SEC

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Documents filed prior to the date of this Agreement or as set forth in the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including but not limited to the Sarbanes-Oxley Act of 2002 and the USA PATRIOT Act of 2001), except for possible violations which, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Company. To the knowledge of the Company, no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company.

                (ii)     The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. The Company (A) has designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which has affected or is reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Purchaser Group a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2002.

           (g)     Legal Proceedings. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as set forth in the Company Disclosure Schedule, there is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary of the Company as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company having or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or on the Surviving Corporation.

           (h)     Taxes. The Company and each of its Subsidiaries have filed all material tax returns required to be filed by any of them and have paid (or the Company has paid on their behalf), or have set up an adequate reserve for the payment of, all taxes required to be paid as shown on such returns, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (i) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing

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agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

           (i)     Certain Agreements. Except as disclosed in or filed as exhibits to the Company SEC Documents filed prior to the date of this Agreement or as disclosed in the Company Disclosure Schedule and except for this Agreement or as may be specifically permitted or contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the employment of any directors or executive officers, or with any consultants that are natural persons, involving the payment of $100,000 or more per annum, (ii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) which limits the ability of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business or requires the Company or any of its affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, and in each case which limitation or requirement would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) in the case of any Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vi) which would prohibit the consummation of any of the transactions contemplated by this Agreement. The Company has previously made available to Purchaser Group complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(i) (collectively referred to herein as the “Company Contracts”). All of the Company Contracts are, to the knowledge of the Company, valid and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its Subsidiaries has, and, to the knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any the Company Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the Company.

           (j)     Benefit Plans.

                (i)     With respect to each “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) of the Company or any of its Subsidiaries or any entity that is treated as a single employer with the Company or any of its Subsidiaries under Code Section 414(b) or (c) (collectively, the “ERISA Affiliates”) (including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, including the Company Stock Plans, whether or not subject to ERISA, whether formal or informal, oral or written, (all the foregoing being herein called “Benefit Plans”), under which any employee or former employee of the Company, any of its Subsidiaries or ERISA Affiliates has any present or future right to benefits, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or under which the Company or any of its Subsidiaries or ERISA Affiliates has any present or future liability (the “Company Benefit Plans”), the Company has made available, or within 30 days after the execution hereof will make available, to Purchaser Group to the extent applicable a true and correct copy of (A) the most recent annual report (Form 5500) filed with the IRS, (B) such Company Benefit Plan, (C) each trust agreement relating to such Company Benefit Plan, (D) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required by ERISA, (E) the most recent actuarial report or valuation relating to the Company Benefit Plan subject to Title IV of ERISA and (F) the most recent determination letter issued by the IRS with respect to any Company Benefit Plan qualified under Section 401(a) of the Code.

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                (ii)     With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries or ERISA Affiliates would reasonably be expected to be subject to any liability that would reasonably be expected to have a material adverse effect on the Company under ERISA, the Code or any other applicable law.

                (iii)     Except as set forth in the Company Disclosure Schedule, no Company Benefit Plan or Company Stock Plan exists that could result in the payment to any present or former employee of the Company or any Subsidiary of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any Subsidiary of the Company as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a payment that would reasonably be expected to be non-deductible pursuant to Code Section 162(m) or 280G.

                (iv)     Except as disclosed in Section 3.1(j) of the Company Disclosure Schedule: (1) all material payments required to be made by or under any Company Benefit Plan, any related trusts, or any collective bargaining agreement or pursuant to law have been made by the due date thereof (including any valid extension); (2) the Company and its ERISA Affiliates have timely performed in all material respects all obligations required to be performed by them under any Company Benefit Plan or applicable law; (3) the Company Benefit Plans have been executed, managed and administered in substantial compliance with their terms and the requirements of ERISA, the Code and other applicable laws; (4) there are no actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to the Company’s knowledge, threatened with respect to any Company Benefit Plan or any fiduciary of such a Plan by any participant, beneficiary, or governmental agency; and (5) the Company and its ERISA Affiliates have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) for any excise Tax or civil penalty.

                (v)     Except as set forth in Section 3.1(j) of the Company Disclosure Schedule:

                     (1)     None of the Company Benefit Plans is subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has maintained a Company Benefit Plan subject to Title IV of ERISA in the past seven years. Neither the Company nor any ERISA Affiliate has any liability under Title IV of ERISA.

                     (2)     Neither the Company nor any ERISA Affiliate or any organization to which the Company or any ERISA Affiliate is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the last five years which would reasonably be alleged to come within the meaning of Section 4069 of ERISA.

                (vi)     Each of the Company Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined by the IRS to be so “qualified” and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501 of the Code, and the Company knows of no fact which would adversely affect the qualified status of any such Company Benefit Plan or the exemption of such trust, in each case in a manner that would result in a material liability to the Company or any ERISA Affiliate.

                (vii)     Except as set forth in Section 3.1(j) of the Company Disclosure Schedule, no stock or other security issued by the Company forms or has formed a material part of the assets of any Company Benefit Plan.

                (viii)     Except as contemplated by this Agreement or disclosed in Section 3.1(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will by itself or in combination with any other event: (1) result in any bonus, retirement, severance or other payment becoming due, or increase the amount of compensation due, to any current or former employee of the Company or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such material benefits; or (iv) result in a job security or similar benefit or increase in such benefit.

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                (ix)     The Company and its ERISA Affiliates do not maintain, sponsor or have any liability (contingent or otherwise) with respect to any Company Benefit Plan covering persons whose places of employment are outside the United States.

                (x)     Except as set forth in Section 3.1(j) of the Company Disclosure Schedule or for de minimus amounts, there are no amounts payable under any contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its ERISA Affiliates that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code.

                (xi)     Except as specifically provided in the documents described in Section 3.1(j) of the Company Disclosure Schedule, there are no amendments, modifications, extensions, changes in benefits or benefit structures, or other alterations to any of the Company Benefit Plans which are currently in effect or which the stockholders or the Company have undertaken to become effective in the future, or of which the Company has knowledge.

           (k)     Intellectual Property.

                (i)     For purposes of this Agreement, “Intellectual Property” means all (i) trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, and service marks, including all goodwill associated with all of the foregoing, and all applications, registrations and renewals in connection with all of the foregoing, in any jurisdiction; (ii) inventions, discoveries and ideas (which are or could reasonably be expected to be patentable and whether or not reduced to practice), and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations-in-part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets, know-how, confidential information, and other proprietary rights and information; (iv) copyrights and works of authorship, whether copyrightable or not, and all applications, registrations and renewals in connection therewith, in any jurisdiction; (v) mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) Internet domain names; (vii) databases; and (viii) other similar intellectual property or proprietary rights. All Intellectual Property owned by the Company or its Subsidiaries, necessary for the conduct of their businesses on the date hereof, and each material license to use any Intellectual Property necessary for the conduct of their businesses on the date hereof, except for computer software licenses that are commercially available and the items described in subclause (iii) above, is listed in Section 3.1(k) of the Company Disclosure Schedule.

                (ii)     The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens (other than Permitted Exceptions)) all material Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted by the Company, and no such right to use will be impaired, limited, lost or rendered liable to any right of termination by any third party by virtue of the transactions contemplated by this Agreement.

                (iii)     The use by the Company of any Intellectual Property owned by the Company and its Subsidiaries does not infringe upon or otherwise violate the rights of any person.

                (iv)     The use by the Company of any Intellectual Property claimed to be owned by any other person is in accordance with any applicable license granted by such person (or any person authorized by such person) pursuant to which the Company or any of its Subsidiaries acquired the right to use such Intellectual Property.

                (v)     To the Company’s knowledge, no person is challenging, infringing upon or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries.

                (vi)     Neither the Company nor any of its Subsidiaries has received any written notice of any assertion or claim, pending or not, with respect to any Intellectual Property used by the Company or its Subsidiaries.

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                (vii)     No Intellectual Property owned by the Company or its Subsidiaries is being used or enforced by the Company or its Subsidiaries in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                (viii)     Except as set forth in Section 3.1(k) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has made any material claim of a violation or infringement by others of its Intellectual Property or, to the Company’s knowledge, has a basis to make any such material claim in the future.

                (ix)     Except as set forth in Section 3.1(k) of the Disclosure Schedule, (i) all former and current employees of the Company and its Subsidiaries have executed written contracts with same that assign to same all of such employees’ right, title and interest to any Intellectual Property relating to the business of the Company and its Subsidiaries, and no action is pending in which the Company or any of its Subsidiaries has been served, nor, to the knowledge of the Company and its Subsidiaries, is same threatened, regarding any employee’s alleged right, title and interest to any Intellectual Property, and, to the knowledge of the Company and its Subsidiaries, there are no circumstances that would justify such an action; (ii) no employee of any of the Company or its Subsidiaries has executed any contract that (x) requires such employee to transfer, assign or disclose any Intellectual Property concerning his or her work for the Company or its Subsidiaries to any other person or (y) would prevent such employee from performing its duties for the Company or any successor without breach thereof; and (iii) no claims have been made or, to the knowledge of the Company and its Subsidiaries, threatened by employees or ex-employees under any statutory inventor compensation provision, or like employee compensation provides in any jurisdiction.

           (l)     Environmental Matters.

                (i)     As used in this Section 3.3(a) the term “Hazardous Material” shall mean any substance, chemical, contaminant, or waste (including, without limitation, asbestos, polychlorinated biphenyls (PCBs), pesticides, and petroleum) that is designated or defined (either by inclusion in a list of materials or by reference to exhibited characteristics) as hazardous, toxic or dangerous, or as a pollutant or contaminant in any federal, state or local environmental, health or safety law, code or ordinance, now existing or hereafter in effect, and all rules and regulations promulgated thereunder, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq. the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq. the Clean Water Act, 33 U.S.C. §§ 1251 et seq. the Clean Air Act, 42 U.S.C. §§ 7401 et seq. and all other similar federal, state, and local laws, statutes, and ordinances (collectively defined as “Environmental Laws”).

                (ii)     The Company and its Subsidiaries have duly complied with, and the business of the Company and its Subsidiaries is in full compliance with, the provisions of all Environmental Laws. The Company and its Subsidiaries have been issued all federal, state and local permits, licenses, certificates and approvals required, pursuant to any Environmental Laws, for the operation of their business. A true, accurate and complete list of all such permits, licenses, certificates and approvals is set forth in Section 3.1(i) of the Company’s Disclosure Schedule.

                (iii)     Neither the Company nor any of its Subsidiaries have received any notice of, or knows of any fact(s) (i) which might constitute violations of any Environmental Laws, or (ii) which indicate that there exists any liability or corrective or remedial obligation arising under any Environmental Laws, associated with the operation of their business or with any of the Real Property currently or formerly occupied by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries have received or knows of any complaint, order, directive, claim, citation, notice of violation, or notice of potential liability from any Governmental Authority or any other entity with respect any environmental, health or safety matters affecting the Company or its Subsidiaries, their business, or any of the Company’s or its Subsidiaries’ assets.

                (iv)     Except in compliance with Environmental Laws, there has been no emission, spill, release, disposal, discharge or threatened release of any Hazardous Material into or upon the air, soils, water, improvements, or sewer, septic system, or waste treatment, storage or disposal system, at, under or from any real property currently or formerly occupied by the Company or its Subsidiaries.

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                (v)     The Company and its Subsidiaries have provided or made available to the Parent all information in their possession concerning any environmental conditions relating to the operation of their business or the Real Property occupied by the Company or its Subsidiaries.

           (m)     Immigration Matters. The Company and its Subsidiaries have complied in all material respects with all relevant provisions of Section 274A of the Immigration and Nationality Act, as amended (the “Immigration Act”). Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) of the Company or its Subsidiaries resident in the United States is permitted to be so employed in the United States under the Immigration Act; (b) the Company and its Subsidiaries have examined (and made copies of, if applicable) the documents presented by said employee to establish appropriate employment eligibility under the Immigration Act; (c) the Company and its Subsidiaries have completed and required each employee hired on or since November 11, 1986 to complete a Form 1-9 verifying employment eligibility under the Immigration Act; (d) the Company and its Subsidiaries have retained each such completed Form 1-9 for the length of time required under the Immigration Act; and (e) no monetary penalties have been assessed against the Company or its Subsidiaries for violation of Section 274A of the Immigration Act.

           (n)     State Takeover Statutes. Subject to receipt of the Required Company Vote, the Company has taken all actions necessary under the DGCL to approve the Merger and the transactions contemplated by this Agreement.

           (o)     Subsidiaries. Exhibit 21 to the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 filed with the SEC prior to the date of this Agreement includes all the Subsidiaries of the Company which are Significant Subsidiaries. Except as set forth in Section 3.1(o) of the Company Disclosure Schedule, all of the shares of capital stock of each of the Subsidiaries held by the Company or by another Subsidiary of the Company are fully paid and, except as provided in 12 U.S.C. Section 55, nonassessable and are owned by the Company or a Subsidiary of the Company free and clear of any claim, lien or encumbrance.

           (p)     Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or, in the case of actions taken after the date hereof, except as permitted by Section 4.1, since December 31, 2003 (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which has had, or would reasonably be expected to have, a material adverse effect on the Company.

           (q)     Board Approval. The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of all of the directors at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted for consideration by the Company stockholders at the Company Stockholders Meeting (as defined in Section 5.1(b)). The Company Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL such that no additional stockholder approval (other than the Required Company Vote (as defined in Section 3.1(r)) shall be required pursuant to such Article to consummate the Merger and the other transactions contemplated by this Agreement. To the knowledge of the Company, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Board of Directors has taken all necessary action to ensure that the Preferred Stock Rights Agreement dated March 31, 2003 between the Company and Mellon Investor Services LLC shall not be invoked.

           (r)     Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock to adopt this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of the Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

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           (s)     Properties. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, the Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due, (B) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Documents or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor, except in the case of clauses (i) and (ii) above as would not reasonably be expected to have a material adverse effect on the Company.

           (t)     Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Credit Suisse First Boston LLC, and the Company agrees to indemnify Purchaser Group and to hold Purchaser Group harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any other person on the basis of any act or statement alleged to have been made by the Company or its affiliates.

           (u)     Opinion of the Company Financial Advisor. The Company has received the opinion of its financial advisor, Credit Suisse First Boston LLC, dated the date of this Agreement, to the effect that the purchase price is fair, from a financial point of view, to the holders of the Company Common Stock.

           (v)     HIPAA Compliance Regulations. The Company and its Subsidiaries are and have been in compliance with all applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including but not limited to the Electronic Health Care Transactions and Code Sets standards published by the Secretary of the Health and Human Services, and are in compliance with the Standards for Privacy of Individually Identifiable Health Information as published by the Secretary in 45 CFR, Parts 160 and 164.

           (w)     Labor Matters. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

                (i)     holds bargaining rights with respect to the Company or any of its Subsidiaries by way of certification, interim certification, voluntary recognition, designation or successor rights or is otherwise recognized by the Company as a trade union for collective bargaining purposes;

                (ii)     has applied to be certified as the bargaining agent of any employees of the Company or any of its Subsidiaries; or

                (iii)     has applied to have the Company or any of its Subsidiaries declared a related employer or successor employer pursuant to applicable labor legislation.

                There are no actual, or, to the knowledge of Company or any of its Subsidiaries, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labor practice complaints, strikes, work stoppages, picketing, lock-outs, hand-billings, boycotts, slowdowns, arbitrations, grievances, any ballot held or notified or pending in relation to protected industrial action, or labor related proceedings pertaining to the Company or any of its Subsidiaries, nor have there been any such activities or complaints within the last year.

           (x)     Relations with Principal Customers. As of the date of this Agreement, except as set forth in the Company Disclosure Schedule, (a) the relationships of the Company with the customers that were each

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accountable for in excess of $500,000 in revenues for the year ended December 31, 2003 (other than Electronic Data Systems) are good commercial working relationships, (b) no such customer is currently threatening, pursuant to a written threat, to cancel or otherwise terminate, or to the knowledge of the Company intends to cancel or otherwise terminate, the relationship of such person with the Company, and (b) since December 31, 2003, no such customer has decreased materially or threatened in writing to decrease materially, or to the knowledge of Company intends to decrease materially, its purchase of the services or products of the Company.

           (y) Completeness of Disclosure. Neither this Agreement (including the Company Disclosure Schedule) nor any certificate delivered to the Purchaser Group pursuant to Sections 6.2(a) or (b) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading.

      3.2     Representations and Warranties of Purchaser Group. Purchaser Group represents and warrants to the Company as follows:

           (a)     Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser Group.

           (b)     Authority.

                (i)     Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser Group. This Agreement has been duly executed and delivered by Purchaser Group and each constitutes a valid and binding obligation of Purchaser Group, enforceable against Purchaser Group in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

                (ii)     The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the charters or bylaws of Purchaser Group, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser Group or their respective properties or assets which Violation, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Purchaser Group.

                (iii)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Purchaser Group or any Subsidiary of Purchaser Group in connection with the execution and delivery of this Agreement by Purchaser Group or the consummation by Purchaser Group of the transactions contemplated hereby, the failure to make or obtain which would have a material adverse effect on Purchaser Group, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) notices or filings under the HSR Act, or (C) such filings, approvals and authorizations as may be required pursuant to applicable antitrust or competition laws of any foreign Governmental Entity.

           (c)     Legal Proceedings. There is no suit, action, investigation or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Purchaser Group, threatened, against or

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affecting Purchaser Group or any Subsidiary of Purchaser Group as to which there is a significant possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Purchaser Group, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Purchaser Group or any Subsidiary of Purchaser Group having, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser Group or on the Surviving Corporation.

           (d)     Board Approval. The Board of Directors of Purchaser Group, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Purchaser Group Board Approval”), has (i) determined that this Agreement and the Merger are fair to and in the best interests of Purchaser Group and its stockholders and declared the Merger to be advisable, and (ii) approved this Agreement and the Merger.

           (e)     Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Bear Stearns, and Purchaser Group agrees to indemnify the Company and to hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by Purchaser Group or its affiliates.

           (f)     Information Supplied. None of the information supplied or to be supplied by the Purchaser Group for inclusion in the Proxy Statement will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           (g)     Financial Wherewithal. Purchaser Group has sufficient financial wherewithal to effect immediately the Merger and other transactions contemplated by this Agreement.

           (h)     Completeness of Disclosure. Neither this Agreement nor the certificates delivered to the Company pursuant to Sections 6.3(a) and (b) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

           4.1     Covenants of the Company. During the period from the date of this Agreement and continuing until the earlier of the Effective Time and the termination of this Agreement, the Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement, as described in the Company Disclosure Schedule or to the extent that Purchaser Group shall otherwise consent in writing:

           (a)     Ordinary Course. The Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them. The Company shall not, nor shall it permit any of its Subsidiaries to, (i) enter into any new material line of business, (ii) change its or its Subsidiaries’ lending, investment, underwriting, risk and asset-liability management and other material operating policies in any respect which is material to the Company, (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice, (iv) enter into or terminate any material lease, contract or agreement, or make any change to any existing material leases, contracts or agreements, except in

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the ordinary course of business consistent with past practice or (v) commence any litigation, except in the ordinary course of business consistent with past practice.

           (b)     Dividends; Changes in Stock. The Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly-owned Subsidiary of the Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the expiration of unexercised options and warrants.

           (c)     Issuance of Securities. The Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise or settlement of stock options, stock appreciation rights, units or other equity rights or obligations under the Company Stock Plans or the Company Benefit Plans in accordance with the terms of the Company Stock Plan or the Company Benefit Plan in effect on the date of this Agreement, or (ii) issuances by a wholly-owned Subsidiary of its capital stock to its parent or to another wholly-owned Subsidiary of the Company.

           (d)     Governing Documents, Etc. The Company shall not amend or propose to amend its Certificate of Incorporation or By-laws or enter into, or, except as permitted by Section 4.1(e) or 5.4, permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of the Company.

           (e)     No Dispositions. Other than other activities in the ordinary course of business consistent with past practice or as permitted by Section 5.4 or Section 5.9, the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by the Company and its Subsidiaries) which are material, individually or in the aggregate, to the Company.

           (f)     Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long-term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of the Company or any of its Subsidiaries or guarantee any long-term debt securities of others, other than (i) in replacement of existing or maturing debt, or (ii) indebtedness of any Subsidiary of the Company to the Company or to another Subsidiary of the Company. Nothing in this Section 4.1(f) shall prohibit the Company from borrowing under its existing line of credit facility.

           (g)     Accounting Methods. Except as disclosed in any Company SEC Document filed prior to the date of this Agreement, the Company shall not change its methods of accounting in effect at December 31, 2003, except as required by applicable law or generally accepted accounting principles, each as concurred in by the Company’s independent auditors.

           (h)     Compensation and Benefit Plans. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that, except as set forth in the Company Disclosure Schedule, it will not, without the prior written consent of Purchaser Group, (i) enter into, adopt, amend (except for such amendments as may be required by law) or terminate any the Company Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between the Company or a Subsidiary of the Company and one or more of its employees, directors or officers, (ii) except for normal payments, awards and increases in the ordinary course of business or as required by any plan or arrangement as in effect as of the date hereof, increase in any manner the compensation or fringe

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benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms thereof) providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement.

           (i)     No Liquidation. The Company shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

           (j)     Other Agreements. The Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

           (k)     Timeliness of Filings and Responses. In addition to the obligations set forth in Article V, the Company shall use its best efforts: (i) to prepare and file the Proxy Statement with the SEC within 10 business days after the date this Agreement is signed; and (ii) to respond to any comments received from the SEC within three calendar days of receiving the comments. In addition to the obligations set forth in Article V, the Company and Purchaser Group shall cooperate to file a pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 within 10 business days after this Agreement has been signed. The Company shall promptly call and use its best efforts to hold the Company Stockholders Meeting 25 days after the Proxy Statement has been accepted as final by the SEC.

      4.2     Transition. In order to facilitate the integration of the operations of the Company and Purchaser Group and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of the Company and Purchaser Group shall, and shall cause its Subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without in any way limiting the provisions of Section 5.2, the Company and Purchaser Group, their respective Subsidiaries and their respective officers, employees, counsel, financial advisors and other representatives shall, upon reasonable notice to the other party, be entitled to review the operations and visit the facilities of the other party and its Subsidiaries at all times as may be deemed reasonably necessary by Purchaser Group or the Company, as the case may be, in order to accomplish the foregoing arrangements.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Preparation of Proxy Statement; Stockholders Meetings.

           (a)     As promptly as reasonably practicable following the date hereof, Purchaser Group and the Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”), and the Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC. The Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement received from the SEC. The Company shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and the Company will provide the other party with a copy of all such filings made with the SEC. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact

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necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

           (b)     The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the date of this Agreement (together with any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the Company stockholders the Required Company Vote in favor of adoption of this Agreement, and nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit this Agreement to its stockholders for a vote on the adoption thereof.

      5.2     Access to Information.

           (a)     Upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford to the representatives of the Purchaser Group, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) make available the Purchaser Group (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws, or the rules and regulations of self regulatory organizations, and (ii) all other information concerning its business, properties and personnel as the Purchaser Group may reasonably request.

           (b)     The Purchaser Group will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter dated December 23, 2003, between the Company and Purchaser Group (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

           (c)     No such investigation by either Purchaser Group or the Company shall affect the representations and warranties of the other.

      5.3     Reasonable Best Efforts.

           (a)     Each of the Company and Purchaser Group shall, and shall cause its Subsidiaries to, use all reasonable best efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in a condition or restriction on such party or on the Surviving Corporation having an effect of the type referred to in Section 6.1(d). Each of the Company and Purchaser Group will promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

           (b)     Each of the Company and Purchaser Group and their respective Boards of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby or thereby, use all reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger, and the other transactions contemplated hereby or thereby.

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           (c)     Neither the Company nor the Purchaser Group shall, or shall permit any of its or their Subsidiaries to, intentionally take any action that would, or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied, or (unless such action is required by applicable law) that would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(d).

      5.4     Acquisition Proposals.

           (a)     From the date of this Agreement, the Company will cease any and all efforts to, and will not, directly or indirectly, through any officer, director, employee, attorney, accountant or investment bankers (collectively, “Representatives”) of the Company (i) seek, solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of all or substantially all of the securities or assets of, the Company, or any tender or exchange offer, merger, reverse merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution or similar transaction involving, directly or indirectly, the Company, other than the transactions contemplated by this Agreement or a transaction involving solely the Company and one or more of its Subsidiaries (each an “Acquisition Proposal”); (ii) participate or cooperate in, or pursue, any discussions or negotiations in furtherance of any Acquisition Proposal or furnish to any person or entity information concerning the Company for the purpose of furthering any Acquisition Proposal; and (iii) otherwise solicit or cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any person to make or enter into an Acquisition Proposal. The Company shall cause all of its officers, directors, agents, employees, representatives, parents and affiliates to abide by the terms of this paragraph.

           (b)     (i) Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted, prior to its meeting of stockholders to be held pursuant to Section 5.1, and subject to compliance with the other terms of this Section 5.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person first made after the date of this Agreement which such party’s Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Board of Directors of such party reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law. (ii) The Company shall notify the Purchaser Group promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 24 hours, notify the Purchaser Group, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4(b) and keep the Purchaser Group informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis. (iii) Nothing contained in this Section 5.4 shall prohibit either party or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(d).

           (c)     The Company agrees that (i) it will and will cause its Subsidiaries and its and their officers, directors, employees, agents, representatives and advisors, to cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any

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confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. The Company agrees that it will use reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

           (d)     Nothing in this Section 5.4 shall (x) permit the Company to terminate this Agreement or (y) affect any other obligation of the Company under this Agreement. The Company shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

           (e)     For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a).

           (f)     Any disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) made pursuant to Section 5.4(b)(iii) shall be deemed to be a Change in the Company Recommendation (as defined in Section 7.1(d)) unless the Board of Directors of the party making such disclosure expressly reaffirms its recommendation to its stockholders in favor of adoption of this Agreement.

      5.5     Employee and Employee Benefit Matters.

           (a)     Parent shall cause the Surviving Corporation to provide to employees of the Company or the Company’s Subsidiaries compensation and benefits that are no less favorable than the compensation and benefits provided to similarly situated employees of the Parent and/or its Subsidiaries.

           (b)     Employees of the Company and its Subsidiaries as of the Effective Time shall also be provided credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees, under (i) all employee benefit plans, programs, policies and fringe benefits arrangements to be provided to such employees for purposes of eligibility and vesting, (ii) severance plans, programs and policies to be provided to such employees for the purposes of calculating the amount of each such employee’s severance benefits and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” within the meaning of ERISA, in which current employees of the Company or its Subsidiaries participate following the Effective Time, Parent and its Subsidiaries shall (A) cause there to be waived any pre-existing condition or eligibility limitations and (B) give effect, in determining any deductible and maximum out-of-pocket limitations payable during the calendar year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, current employees of the Company and its Subsidiaries during such calendar year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

      5.6     Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, and (b) expenses incurred in connection with filing, printing and mailing the Proxy Statement shall be shared equally by Purchaser Group and the Company.

      5.7     Public Announcements. Purchaser Group and the Company shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements

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with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.4, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.

      5.8     Indemnification. From and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by (a) the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and (b) any contract between any such individual and the Company in effect on the date of this Agreement. Parent will provide, or cause the Surviving Corporation to provide, for a period of three years after the Effective Time, those persons insured under the Company’s current directors’ and officers’ insurance policies with an insurance and indemnification policy that provides run-off coverage in the amount of $10,000,000 through the Company’s current policy with Old Republic Insurance Company as listed in the Company Disclosure Schedule for events occurring at or prior to the Effective Time that is no less favorable to the covered persons than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for such policy in excess of 200% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. It is understood that any unearned annual premium under the Old Republic policy will be applied to the run-off premium per the manuscript “Pre-Agreed Run-Off endorsement D1084” noted in the February 25, 2004 binder of insurance from Chicago Underwriting Group Inc. The persons to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each such individual and his heirs and representatives. In the event that the Surviving Corporation or Parent or any of its successors and assigns (i) consolidates with or merges with any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties or assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8. Notwithstanding anything to the contrary in this Agreement, such indemnification obligations by the Parent shall be contingent upon the Indemnitees or their respective heirs or representatives providing timely notification to Parent or Surviving Corporation of any claim or circumstances that may give rise to a claim if the failure to provide notice would prejudice the ability of Parent or the Surviving Corporation to pursue its rights or obligations under the applicable insurance policy.

      5.9     Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

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ARTICLE VI

CONDITIONS PRECEDENT

      6.1     Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

           (a)     Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the adoption of the Merger Agreement.

           (b)     Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary for the consummation of the Merger or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Surviving Corporation, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

           (c)     No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

           (d)     Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction upon the Surviving Corporation or its Subsidiaries which would reasonably be expected to have a material adverse effect after the Effective Time on the present or prospective consolidated financial condition, business or operating results of the Surviving Corporation.

      6.2     Conditions to Obligations of Purchaser Group. The obligation of Purchaser Group to effect the Merger is subject to the satisfaction of the following conditions unless waived by Purchaser Group:

           (a)     Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (disregarding for this purpose any materiality or “material adverse effect” qualifiers in such representations and warranties) shall be true and correct, except for such inaccuracies as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Purchaser Group shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

           (b)     Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser Group shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect.

           (c)     Dissenting Shares. The number of Dissenting Shares shall constitute no more than 10% of the shares of the Company outstanding immediately prior to the Effective Time.

      6.3     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by the Company:

           (a)     Representations and Warranties. The representations and warranties of the Purchaser Group set forth in this Agreement (disregarding for this purpose any materiality or “material adverse effect” qualifiers in such representations and warranties) shall be true and correct, except for such inaccuracies as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the

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Purchaser Group, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser Group by the Chairman and Chief Executive Officer and by the Chief Financial Officer of Parent to such effect.

           (b)     Performance of Obligations of Purchaser Group. Purchaser Group shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser Group by an executive officer of Purchaser Group to such effect.

ARTICLE VII

TERMINATION AND AMENDMENT

      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the stockholders of the Company:

           (a)     by mutual consent of Purchaser Group and the Company in a written instrument;

           (b)     by either Purchaser Group or the Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

           (c)     by either Purchaser Group or the Company, upon written notice to the other party, if the Merger shall not have been consummated on or before September 30, 2004; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

           (d)     by Purchaser Group, upon written notice to the Company, if the Company shall have (i) failed to recommend adoption of this Agreement at the Company Stockholders Meeting; or withdrawn, modified or qualified (or proposed to withdraw, modify or qualify) in any manner adverse to Purchaser Group such recommendation or taken any other action or made any other statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (any such action in this clause (i), a “Change in the Company Recommendation”) (or resolved to take any such action), whether or not permitted by the terms hereof or (ii) the Company enters into an agreement in principle, arrangement or understanding (other than this Agreement) providing for the consummation of an Acquisition Proposal;

           (e)     by either Purchaser Group or the Company, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature cannot be cured within such time period;

           (f)     by the Purchaser Group, if Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting; or

           (g)     by the Company to enter into an acquisition agreement with respect to a Superior Proposal; provided, however, that (i) prior to such termination, the Company has provided to Parent a written notice

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that describes the Superior Proposal and the parties thereto, (ii) within three business days following delivery of the notice referred to in clause (i) of this sentence, Parent does not propose adjustments to the terms and conditions of this Agreement that the Company’s Board of Directors determines in its good faith judgment to be more favorable to the Company’s stockholders than such Superior Proposal and (iii) prior to or simultaneously with the termination of this Agreement, the Company has paid or caused to be paid the Company Termination Fee in accordance with Section 7.2.

      7.2     Effect of Termination.

           (a)     In the event of termination of this Agreement by either the Company or Purchaser Group as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser Group or the Company or their respective officers or directors, except with respect to this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

           (b)     the Company shall pay Purchaser Group, by wire transfer of immediately available funds, the sum of $3,600,000 (the “Company Termination Fee”) if this Agreement is terminated as follows:

                (i)     if Purchaser Group shall terminate this Agreement pursuant to Section 7.1(d), then the Company shall pay the Company Termination Fee on the business day following such termination; or

                (ii)     if the Company shall terminate this Agreement pursuant to Section 7.1(g), then the Company shall pay the Company Termination Fee in accordance with Section 7.1(g).

                (iii)     if (A) either party shall terminate this Agreement pursuant to Section 7.1(f) because the Required Company Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Company Stockholders Meeting there shall have been an Acquisition Proposal made to the Company or offered to the stockholders of the Company, then the Company shall pay one-quarter of the Company Termination Fee on the business day following such termination and if within twelve (12) months of the date of such termination of this Agreement the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall pay the remaining three-quarters of the Company Termination Fee on the date of such execution or consummation; and

                (iv)     if (A) either party shall terminate this Agreement pursuant to Section 7.1(c) or Purchaser Group shall terminate this Agreement pursuant to Section 7.1(e), (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal made to the Company or offered to the stockholders of the Company, (C) following the making of such Acquisition Proposal, the Company shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then the Company shall pay one-quarter of the Company Termination Fee on the business day following such termination and if within twelve (12) months of the date of such termination of this Agreement the Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then the Company shall pay the remaining three-quarters of the Company Termination Fee on the date of such execution or consummation.

                (c)     If the Company fails to pay all amounts due to Purchaser Group on the dates specified, then the Company shall pay all costs and expenses (including legal fees and expenses) incurred by Purchaser Group in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Purchaser Group.

      7.3     Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters

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presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      7.4     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms), including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

           (a)     if to Purchaser Group, to

Convergys Corporation
Atrium One
201 East Fourth Street
Cincinnati, Ohio 45202
Attention: William H. Hawkins
Telecopy No.: (513) 723-2448

                with a copy to

Frost Brown Todd LLC
2200 PNC Center
201 East Fifth Street
Cincinnati, Ohio 45202
Attention: Neil Ganulin
Telecopy No.: (513) 651-6981

                and

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           (b)     if to the Company, to

DigitalThink, Inc.
601 Brannan Street
San Francisco, CA 94107
Attention: Michael Pope
Telecopy No.: (415) 625-4100

                with a copy to

Cooley Godward LLP
One Maritime Plaza, 20th Floor
San Francisco, CA 94111
Attention: Jodie M. Bourdet
Telecopy No.: (415) 951-3699

      8.3     Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers.

      8.4     Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

      8.5     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as specifically provided herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      8.6     Governing Law and Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof). Each of the parties hereto hereby (i) consents to submit itself to the personal jurisdiction of the federal courts of the Unites States and state courts located in the City of Wilmington, Delaware, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court or state court located in the City of Wilmington, State of Delaware.

      8.7     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of

28

this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

      8.8     Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

      8.9     Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.10     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

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      IN WITNESS WHEREOF, Purchaser Group and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

CONVERGYS CUSTOMER MANAGEMENT GROUP INC.

By:	/s/ CLAUDIA L. CLINE

Claudia L. Cline
Secretary

SOCRATES ACQUISITION CORP.

By:	/s/ WILLIAM H. HAWKINS II

William H. Hawkins II
Senior Vice President

DIGITALTHINK, INC.

By:	/s/ MICHAEL POPE

Michael Pope
Chief Executive Officer

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ANNEX B

March 24, 2004

Board of Directors

DigitalThink, Inc.
601 Brannan Street
San Francisco, CA 94107

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.001 per share (“Company Common Stock”), of DigitalThink, Inc. (the “Company”) other than directors of the Company and stockholders of the Company affiliated with such directors (“Holders of Company Common Stock”), of the Merger Consideration (as defined below) to be received by the Holders of Company Common Stock, pursuant to the Agreement and Plan of Merger, dated as of March 24, 2004 (the “Merger Agreement”), by and among Convergys Customer Management Group Inc. (the “Acquiror”), Socrates Acquisition Corp., a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”) pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $2.40 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement, as well as certain publicly available business and financial information relating to the Company. We have also reviewed certain other information relating to the Company, including financial forecasts and adjustments thereto, provided to or discussed with us by the Company and have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, we have been advised, and we have assumed, that such forecasts, as adjusted, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. In addition, we have relied, without independent verification, on the assessment of the management of the Company with respect to (i) the future capital requirements of the Company and the terms and prospects of obtaining such financing and (ii) the business and financial implications of the Company’s failure to engage in the Merger or other similar transactions, including, without limitation, on the future financial condition of the Company. We also have assumed, with your consent, that in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Company or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. For purposes of our opinion, you have instructed us not to address, and our opinion does not address, any potential value of any potential litigation or other claims that the Company may have. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the

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Board of Directors
DigitalThink, Inc.
March 24, 2004

underlying business decision of the Company to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. We and our affiliates have in the past provided financial and investment banking services to the Company unrelated to the Merger for which we have received compensation and we may in the future provide such services to the Acquiror for which we would expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company and the Acquiror for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Holders of Company Common Stock in the Merger is fair, from a financial point of view, to such Holders of Company Common Stock.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

/s/ CREDIT SUISSE FIRST BOSTON LLC

32

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise

34

entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

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      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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DIGITALTHINK, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD MAY 3, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF DIGITALTHINK, INC.

      The undersigned stockholder of DigitalThink, Inc., a Delaware corporation, (the “Company”), hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders and proxy statement, each dated April      , 2004, and hereby appoints Michael Pope and Robert Krolik and each of them, as proxies of the undersigned, each with full power of substitution, with full authority to vote on behalf of the undersigned at the Special Meeting of Stockholders of DigitalThink to be held on Monday, May 3, 2004 at 9:00 a.m., local time, at the principal executive offices of DigitalThink, located at 601 Brannan Street, San Francisco, CA 94107 and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner:

1.	ADOPTION AND APPROVAL OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 24, 2004 (THE “MERGER AGREEMENT”), AMONG CONVERGYS CUSTOMER MANAGEMENT GROUP INC., SOCRATES ACQUISITION CORP. AND THE COMPANY.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

2.	PROPOSAL TO GRANT THE COMPANY’S MANAGEMENT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING ONE OR MORE TIMES, BUT NOT LATER THAN MAY 31, 2004.

☐ FOR                    ☐ AGAINST                    ☐ ABSTAIN

      It is not expected that any matters other than those described in the proxy statement will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

      THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR ADOPTION AND APPROVAL OF THE MERGER AGREEMENT; (2) FOR APPROVAL OF THE PROPOSAL TO GRANT THE COMPANY’S MANAGEMENT DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING; AND (3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE SPECIAL MEETING.

Signature:

Date:

Signature:

Date:

(This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority. In the case of shares owned by a corporation, an authorized officer should sign and state his or her title. In the case of shares owned by a partnership, an authorized partner or other person should sign. Please return the signed proxy promptly in the enclosed envelope.)